Exhibit 2.1

[Execution Copy]

AGREEMENT AND PLAN OF REORGANIZATION

between

CARDINAL FINANCIAL CORPORATION

and

UNITED FINANCIAL BANKING COMPANIES, INC.

September 9, 2013

5.18	Supplemental Indenture	35
5.19	SBLF Redemption	36
5.20	Shareholder Litigation	36

ARTICLE 6.	CONDITIONS TO THE MERGER	36
6.1	General Conditions	36
6.2	Conditions to Obligations of CFNL	37
6.3	Conditions to Obligations of UFBC	38

ARTICLE 7.	TERMINATION	39
7.1	Termination	39
7.2	Effect of Termination	40
7.3	Non-Survival of Representations, Warranties and Covenants	40
7.4	Fees and Expenses	40

ARTICLE 8.	GENERAL PROVISIONS	42
8.1	Entire Agreement	42
8.2	Binding Effect; No Third Party Rights	42
8.3	Waiver and Amendment	42
8.4	Governing Law	42
8.5	Notices	42
8.6	Counterparts	43
8.7	Waiver of Jury Trial	43
8.8	Severability	44

LIST OF EXHIBITS

EXHIBIT 1.1	Plan of Merger
EXHIBIT 1.3(a)	Subsidiary Bank Plan of Merger
EXHIBIT 5.8	Form of Affiliate Agreement
EXHIBIT 5.13	Form of Employment Agreement

INDEX OF DEFINED TERMS

Acquisition Proposal	Section 5.5(c)
Agreement	Recitals
BHCA	Section 3.3(a)
Bank Reports	Section 3.3(e)(ii)
CFNL	Recitals
CFNL Benefit Plans	Section 3.4(j)(i)
CFNL Common Stock	Section 2.1(a)
CFNL Subsidiary	Section 3.4(b)
Cash Consideration	2.1(b)
Closing Date	Section 1.2
Code	Recitals
Confidentiality Agreement	Section 5.5(b)
Derivative Contract	Section 3.3(s)
Disclosure Schedule	Section 3.1
Dissenting Shares	Section 2.8
ERISA	Section 3.3(l)(iii)
Effective Time	Section 1.2
Environmental Claim	Section 3.3(p)(v)(A)
Environmental Laws	Section 3.3(p)(v)(B)
Exchange Act	Section 3.4(e)(i)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.1(b)
FDIC	Section 3.3(a)
FFIEC	Section 3.3(e)(ii)
GAAP	Section 3.3(e)(i)
Governmental Authority	Section 3.3(i)
Intellectual Property	Section 3.3(r)
Knowledge	Section 3.2(c)
Loan	Section 3.3(o)
Loan Loss Allowance	Section 3.3(n)(ii)
Material Adverse Effect	Section 3.2(b)
Material Contract	Section 3.3(h)(i)
Materials of Environmental Concern	Section 3.3(p)(v)(C)
Merger	Recitals
Merger Consideration	Section 2.1(b)
OREO	Section 3.3(n)(iii)
Organizational Documents	Section 3.3(a)
Plan of Merger	Section 1.1
Proxy Statement	Section 5.4(a)
Registration Statement	Section 5.4(a)
Regulatory Approvals	Section 5.6(a)
Rights	Section 3.3(d)
SBLF Preferred Stock	Section 3.3(d)
SEC	Section 3.3(h)(i)(C)
SEC Reports	Section 3.4(e)(i)
Sarbanes-Oxley Act	Section 3.3(e)(iii)
Securities Act	Section 3.4(e)(i)
Stock Consideration	Section 2.1(b)

Subsidiary Bank Merger	Section 1.3
Superior Proposal	Section 5.5(d)
Tax	Section 3.3(j)(i)
Tax Returns	Section 3.3(j)(i)
Taxes	Section 3.3(j)(i)
Termination Event	Section 7.4(e)
Termination Fee	Section 7.4(b)
Treasury	Section 3.3(d)
UFBC	Recitals
UFBC Benefit Plans	Section 3.3(l)(i)
UFBC Common Certificate	Section 2.1(d)
UFBC Common Stock	Section 2.1(b)
UFBC Continuing Employees	Section 5.9(a)
UFBC Financial Statements	Section 3.3(e)(i)
UFBC Stock Option	Section 2.3(a)
UFBC Stock Plan	Section 2.3(a)
UFBC Stock Warrant	Section 2.3(b)
UFBC Stockholders Approval	Section 3.3(c)(i)
UFBC Stockholders Meeting	Section 5.3
UFBC Subsidiary	Section 3.3(b)
UFBC Technology Systems	Section 3.3(r)
VSCA	Section 1.1

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of September 9, 2013, between CARDINAL FINANCIAL CORPORATION, a Virginia corporation (“CFNL”), and UNITED FINANCIAL BANKING COMPANIES, INC., a Virginia corporation (“UFBC”).

WHEREAS, the Boards of Directors of CFNL and UFBC have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination transactions provided for herein, including the merger of UFBC with and into CFNL (the “Merger”);

WHEREAS, the Boards of Directors of CFNL and UFBC have each determined that the Merger is consistent with, and will further, their respective business strategies and goals; and

WHEREAS, it is the intention of the parties that, for federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

The Merger and Related Matters

1.1          The Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2), UFBC will be merged with and into CFNL pursuant to the Plan of Merger attached hereto as Exhibit 1.1 and made a part hereof (the “Plan of Merger”).  The separate corporate existence of UFBC thereupon shall cease, and CFNL will be the surviving corporation in the Merger.  The Merger will have the effect set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”).

1.2          Effective Time; Closing.

(a)           The Merger will become effective on the date and at the time shown on the Articles of Merger required to be filed with the office of the Virginia State Corporation Commission, as provided in Section 13.1-720 of the VSCA, effecting the Merger (the “Effective Time”). Subject to the satisfaction or waiver of the conditions set forth in Article 6, the parties will cause the Effective Time to occur on (i) the later of (A) January 31, 2014 or (B) a date no later than thirty (30) days after all required regulatory and stockholder approvals to consummate the Merger have been received or (ii) such other date to which the parties may mutually agree in writing. At or after the Closing Date (as defined below), CFNL and UFBC will execute and deliver Articles of Merger containing the Plan of Merger to the Virginia State Corporation Commission.

(b)           Subject to the terms and conditions of this Agreement, the closing of the Merger will take place at 10:00 a.m. Eastern Time at the corporate office headquarters of CFNL on a date mutually agreed to by the parties and which shall be held at or before the Effective Time (the “Closing Date”).  All documents required by this Agreement to be delivered at or before the Effective Time will be exchanged by the parties at the Closing Date.

1.3          Subsidiary Bank Merger.

At the Effective Time or as soon thereafter as reasonably practicable, The Business Bank, the wholly-owned Virginia chartered commercial bank subsidiary of UFBC, shall be merged with and into Cardinal Bank, the wholly-owned Virginia chartered commercial bank subsidiary of CFNL (the “Subsidiary Bank Merger”), pursuant to the Subsidiary Bank Plan of Merger, the form of which is attached hereto as Exhibit 1.3.  As soon as practicable after the approval of this Agreement by the Boards of Directors of CFNL and UFBC, each of CFNL, Cardinal Bank, UFBC and The Business Bank, respectively, shall take all actions necessary to approve and adopt the Subsidiary Bank Plan of Merger, including effecting the necessary stockholder and board of director approvals.  Prior to the Effective Time, such parties shall take all actions necessary to approve and adopt any and all other agreements and documents to effect the Subsidiary Bank Merger.

1.4          Articles of Incorporation and Bylaws of CFNL.

The Articles of Incorporation of CFNL as in effect immediately prior to the Effective Time will be the Articles of Incorporation of CFNL at and after the Effective Time until thereafter amended in accordance with applicable law.  The Bylaws of CFNL as in effect immediately prior to the Effective Time will be the Bylaws of CFNL at and after the Effective Time until thereafter amended in accordance with applicable law.

ARTICLE 2

Merger Consideration; Exchange Procedures

2.1          Conversion of Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of CFNL or UFBC or their respective stockholders:

(a)           Each share of common stock, par value $1.00 per share, of CFNL (“CFNL Common Stock”), that is issued and outstanding immediately before the Effective Time shall remain issued and outstanding and shall remain unchanged by the Merger.

(b)           Each share of common stock, par value $1.00 per share, of UFBC (“UFBC Common Stock”), that is issued and outstanding immediately before the Effective Time (other than the Dissenting Shares as defined in Section 2.8) will be converted into and exchanged for the right to receive (i) 1.154 shares (the “Exchange Ratio”) of CFNL Common Stock (the “Stock Consideration”) and (ii) a cash sum of $19.13 (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”).

(c)           All shares of UFBC Common Stock converted pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time.

(d)           Each certificate previously representing shares of UFBC Common Stock (a “UFBC Common Certificate”) shall cease to represent any rights except the right to receive with respect to each underlying share of UFBC Common Stock (i) the Merger Consideration upon the surrender of such UFBC Common Certificate in accordance with Section 2.2, and (ii) any dividends or distributions or cash in lieu of fractional shares which the holder thereof has the right to receive pursuant to Sections 2.4 and

2.6.

(e)           Each share of UFBC Common Stock held by either party and each share of CFNL Common Stock held by UFBC or any of the UFBC Subsidiaries (as defined herein) prior to the Effective Time (in each case other than in a fiduciary or agency capacity or on behalf of third parties or as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist at the Effective Time and no consideration shall be issued in exchange therefor; provided, that such shares of CFNL Common Stock shall resume the status of authorized and unissued shares of CFNL Common Stock.

2.2          Exchange Procedures.

(a)           At or before the Closing Date, CFNL shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Company, its transfer agent, or such other independent, third party transfer agent or depository or trust institution of recognized standing approved by CFNL and reasonably acceptable to UFBC (in such capacity, the “Exchange Agent”), for the benefit of the holders of the UFBC Common Certificates, (i) certificates representing the shares of CFNL Common Stock issuable pursuant to this Article 2, and (ii) cash equal to the aggregate amount of the Cash Consideration issuable pursuant to this Article 2, together with any dividends or distributions with respect thereto and any cash to be paid in lieu of fractional shares without any interest thereon (the “Exchange Fund”), in exchange for certificates representing outstanding shares of UFBC Common Stock.

(b)           As promptly as practicable after the Effective Time, CFNL shall cause the Exchange Agent to send to each former stockholder of record of UFBC immediately before the Effective Time transmittal materials for use in exchanging such stockholder’s UFBC Common Certificates for the Merger Consideration, as provided for herein.

(c)           CFNL shall cause the Merger Consideration into which shares of UFBC Common Stock are converted at the Effective Time, and dividends or distributions which a UFBC stockholder shall be entitled to receive and any cash to be paid in lieu of fractional shares, to be issued and paid to such UFBC stockholder upon delivery to the Exchange Agent of UFBC Common Certificates representing such shares of UFBC Common Stock, together with the transmittal materials duly executed and completed in accordance with the instructions thereto.  No interest will accrue or be paid on any such cash to be paid pursuant to Sections 2.4 or 2.6.

(d)           Any UFBC stockholder whose UFBC Common Certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to the Merger Consideration, dividends or distributions, and cash in lieu of fractional shares to which such stockholder shall be entitled upon compliance with reasonable conditions imposed by CFNL pursuant to applicable law and as required in accordance with CFNL’s standard policy (including the requirement that the shareholder furnish a surety bond or other customary indemnity).

(e)           Any portion of the Exchange Fund that remains unclaimed by the stockholders of UFBC for six (6) months after the Effective Time shall be returned to CFNL (together with any earnings in respect thereof).  Any stockholders of UFBC who have not complied with this  Article 2 shall thereafter be entitled to look only to CFNL, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of UFBC Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon.

(f)            None of the Exchange Agent, either of the parties hereto or any of the CFNL Subsidiaries (as defined herein) or the UFBC Subsidiaries (as defined herein) shall be liable to any stockholder of

UFBC for any amount of property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.3          UFBC Stock Options and Warrants.

(a)           Each option to purchase shares of UFBC Common Stock (a “UFBC Stock Option”) granted under an equity based compensation plan of UFBC (a “UFBC Stock Plan”),  whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, at the Effective Time, without any action on the part of the holder thereof, be converted into an obligation of CFNL to pay (or cause to be paid) and a right of the holder of the UFBC Stock Option to receive, cash in an amount equal to the product of (i) the amount equal to $38.26 minus the per share exercise price of such UFBC Stock Option, and (ii) the number of shares of UFBC Common Stock subject to such UFBC Stock Option.  In the event that the product obtained by such calculation with respect to a UFBC Stock Option is zero or a negative number, then such UFBC Stock Option shall, immediately prior to the Effective Time, be cancelled for no consideration.  The amount determined in accordance with the foregoing shall be paid to the applicable holder of a UFBC Stock Option as soon as reasonably practicable following the Closing Date and in no event later than thirty (30) days following the Closing Date.

(b)           Subject to the approval or consent of the holders thereof, each warrant or warrant agreement to purchase shares of UFBC Common Stock issued or entered into by UFBC (a “UFBC Warrant”) that is outstanding immediately prior to the Effective Time shall, at the Effective Time, without any action on the part of the holder thereof, be converted into an obligation of CFNL to pay (or cause to be paid) and a right of the holder of the UFBC Warrant to receive, cash in an amount equal to the product of (i) the amount equal to $38.26 minus the per share exercise price of such UFBC Warrant, and (ii) the number of shares of UFBC Common Stock subject to such UFBC Warrant.  In the event that the product obtained by such calculation with respect to a UFBC Warrant is zero or a negative number, then such UFBC Warrant shall, immediately prior to the Effective Time, be cancelled for no consideration.  The amount determined in accordance with the foregoing shall be paid to the applicable holder of a UFBC Warrant as soon as reasonably practicable following the Closing Date and in no event later than thirty (30) days following the Closing Date.  In the event that any holder of a UFBC Warrant does not approve or consent to the conversion of such UFBC Warrant into the right to receive cash as set forth above, such UFBC Warrant will be converted into a warrant or warrant agreement of CFNL for CFNL Common Stock pursuant to the terms of the UFBC Warrant.

(c)           The Board of Directors of UFBC (or, if appropriate, any committee administering the UFBC Stock Plans) shall, prior to the Effective Time, adopt such resolutions or take such other actions as may be required to effect the transactions described in this Section 2.3.  In addition, prior to the Effective Time, UFBC shall deliver all necessary or appropriate notices to each holder of UFBC Stock Options and UFBC Stock Warrants setting forth each holder’s rights pursuant to this Section 2.3.

2.4          No Fractional Shares.

Each holder of shares of UFBC Common Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of CFNL Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of CFNL Common Stock multiplied by the closing sale price of CFNL Common Stock on the NASDAQ Global Select Market for the trading day immediately preceding (but not including) the Effective Time.

2.5          Anti-Dilution.

In the event CFNL changes (or establishes a record date for changing) the number of shares of CFNL Common Stock issued and outstanding before the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, appropriate and proportional adjustments will be made to the Exchange Ratio.

2.6          Dividends.

No dividend or other distribution payable to the holders of record of UFBC Common Stock at, or as of, any time after the Effective Time will be paid to the holder of any UFBC Common Certificate until such holder physically surrenders such certificate (or furnishes a surety bond or a customary indemnity that such certificate is lost, destroyed, stolen or otherwise missing as provided in Section 2.2(d)) for exchange as provided in Section 2.2 of this Agreement, promptly after which time all such dividends or distributions will be paid (without interest).

2.7          Withholding Rights.

The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax (as defined herein) law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority (as defined herein) by the Exchange Agent, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent.

2.8          Dissenting Shares.

Any holder of shares of UFBC Common Stock who perfects such holder’s appraisal rights in accordance with and as contemplated by Sections 13.1-729 through 13.1-741.1 of the VSCA shall be entitled to receive from CFNL, in lieu of the Merger Consideration, the value of such shares as to which appraisal rights have been perfected in cash as determined pursuant to the VSCA; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with all applicable provisions of the VSCA, and surrendered to UFBC the certificate or certificates representing the shares for which payment is being made (the “Dissenting Shares”).  In the event that after the Effective Time a dissenting stockholder of UFBC fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s shares, CFNL shall issue and deliver the consideration to which such holder of shares of UFBC Common Stock is entitled under this Article 2 (without interest) upon surrender by such holder of the UFBC Common Certificate representing such shares.

ARTICLE 3

Representations and Warranties

3.1          Disclosure Schedule.

Prior to the date of this Agreement, each party has delivered to the other party a schedule (its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Article 3 or to one or more of its covenants or agreements contained in Articles 4 or 5; provided that, (i) no such item is required to be set forth in a party’s Disclosure Schedule as an exception to any representation or warranty of such party if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (ii) the mere inclusion of an item in a party’s Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by that party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined herein) with respect to such party.

3.2          Standard.

(a)           No representation or warranty of CFNL or UFBC contained in Article 3 (other than the representations and warranties contained in (i) Sections 3.3(c)(i) and 3.3(t) for UFBC and Section 3.4(c)(i) for CFNL, which shall be true in all material respects, and (ii) Sections 3.3(c)(ii)(A), 3.3(d), 3.3(f)(ii) and 3.3(o) for UFBC and Sections 3.4(c)(ii)(A), 3.4(d) and 3.4(f)(ii) for CFNL, which shall be true and correct in all respects) will be deemed untrue or incorrect, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 3.3 or Section 3.4, has had or is reasonably likely to have a Material Adverse Effect on such party.

(b)           The term “Material Adverse Effect,” as used with respect to a party, means an event, change, effect or occurrence which, individually or together with any other event, change, effect or occurrence, (i) is materially adverse to the business, properties, financial condition or results of operations of such party and its subsidiaries (meaning the “UFBC Subsidiaries” as defined in Section 3.3(b) or the “CFNL Subsidiaries” as defined in Section 3.4(b), as the case may be), taken as a whole, or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis; provided that a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in laws or regulations generally affecting the banking and bank holding company businesses and the interpretation of such laws and regulations by courts or governmental authorities, (B) changes after the date of this Agreement in generally accepted accounting principles or regulatory accounting requirements generally affecting the banking and bank holding company businesses, (C) changes or events after the date of this Agreement generally affecting the banking and bank holding company businesses, including changes in prevailing interest rates, and not specifically relating to CFNL, the CFNL Subsidiaries, UFBC or the UFBC Subsidiaries, (D) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior informed consent of the other party in contemplation of the transactions contemplated hereby, (E) the public disclosure of this Agreement and the transactions contemplated hereby, (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof, and (G) any outbreak or escalation of major hostilities or acts of terrorism which involves the United States; except, with respect to clauses (A), (B), (C) or (G), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, financial condition or results of operations such party hereto and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.

(c)           The term “Knowledge” when used with respect to a party means (i) the actual knowledge of such party’s executive officers, and (ii) the knowledge that a prudent executive officer would reasonably be expected to have if such person duly performed his or her duties as an executive officer of such party.  For the purpose of the term Knowledge, “executive officer” shall mean such party’s chief executive officer, chief financial officer, chief operating officer, chief credit officer or chief lending officer (or officers performing such functions).

3.3          Representations and Warranties of UFBC.

Subject to and giving effect to Sections 3.1 and 3.2 and except as set forth in its Disclosure Schedule, UFBC hereby represents and warrants to CFNL as follows:

(a)           Organization, Standing and Power.  UFBC is a Virginia corporation duly organized, validly existing and in good standing under the laws of Virginia.  UFBC has the corporate power and authority to carry on its business as now conducted and to own and operate its assets, properties and business.  UFBC is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and has elected to be treated as a financial holding company under the BHCA.  The Business Bank, a wholly-owned subsidiary of UFBC, is a Virginia chartered commercial bank duly organized, validly existing and in good standing under the laws of Virginia, and has all requisite corporate power and authority to carry on a commercial banking business as now being conducted and to own and operate its assets, properties and business.  The Business Bank’s deposits are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (“FDIC”) to the maximum extent permitted by law.  True and complete copies of the articles of incorporation, bylaws or other similar governing instruments (“Organizational Documents”) of UFBC and The Business Bank, in each case as amended to the date hereof and as in full force and effect as of the date hereof, are set forth in Section 3.3(a) of the UFBC Disclosure Schedule.

(b)           Subsidiaries.  UFBC does not own, directly or indirectly, five percent (5%) or more of the outstanding capital stock or other equity interests of any corporation, bank or other organization actively engaged in business except as set forth in Section 3.3(b) in the UFBC Disclosure Schedule (each individually a “UFBC Subsidiary” and collectively the “UFBC Subsidiaries”).  Each UFBC Subsidiary (i) is a duly organized bank, corporation, limited liability company or statutory trust, validly existing and in good standing under applicable laws, (ii) has full corporate power and authority to carry on its business as now conducted and (iii) is duly qualified to do business in the states where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on UFBC on a consolidated basis.  The outstanding shares of capital stock or equity interests of each UFBC Subsidiary have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and all such shares are directly or indirectly owned by UFBC free and clear of all liens, claims and encumbrances or preemptive rights of any person.  No rights are authorized, issued or outstanding with respect to the capital stock or equity interests of any UFBC Subsidiary and there are no agreements, understandings or commitments relating to the right of UFBC to vote or to dispose of the capital stock or equity interests of any UFBC Subsidiary.  A true and complete list of each direct and indirect UFBC Subsidiary as of the date hereof is set forth in Section 3.3(b) of the UFBC Disclosure Schedule that shows the jurisdiction of organization of each UFBC Subsidiary, its form of organization (corporate, partnership, joint venture), and lists the owner(s) and percentage ownership (direct or indirect) of each UFBC Subsidiary.

(c)           Authority; No Breach of the Agreement.

(i)            UFBC has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by UFBC, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of UFBC, subject only to the receipt of the approval of this Agreement and the Plan of Merger by the holders of more than two-thirds of the outstanding shares of UFBC Common Stock (the “UFBC Stockholders Approval”).  This Agreement is a valid and legally binding obligation of UFBC, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).

(ii)           Neither the execution and delivery of this Agreement by UFBC, nor the consummation by UFBC of the transactions contemplated hereby, nor compliance by UFBC with any of the provisions hereof will: (A) conflict with or result in a breach of any provision of the Organizational Documents of UFBC or The Business Bank; (B) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of UFBC or any UFBC Subsidiary pursuant to any (1) note, bond, mortgage, indenture, or (2) any material license, agreement or other instrument or obligation, to which UFBC or any UFBC Subsidiary is a party or by which UFBC or any UFBC Subsidiary or any of their properties or assets may be bound; or (C) subject to the receipt of all required regulatory and stockholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to UFBC or any UFBC Subsidiary.

(iii)          As of the date hereof, UFBC is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger.

(d)           UFBC Capital Stock.  The authorized capital stock of UFBC consists of:  (i) 5,000,000 shares of preferred stock, no par value, of which 3,000 shares are issued and outstanding as of this date as Senior Non-Cumulative Perpetual Preferred Stock, Series D, with a stated value of $1,000.00 per share (the “SBLF Preferred Stock”); and (ii) 3,500,000 shares of common stock, par value $1.00 per share, of which 1,350,159 shares are issued and outstanding as of the date of this Agreement.  All outstanding shares of UFBC Common Stock and SBLF Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person.  As of the date hereof, 88,925 shares of UFBC Common Stock are subject to UFBC Stock Options granted under a UFBC Stock Plan and 1,000 shares of UFBC Common Stock are subject to UFBC Warrants. The SBLF Preferred Stock was issued pursuant to the Securities Purchase Agreement, dated as of September 15, 2011, between UFBC and the United States Department of the Treasury (the “Treasury”) in connection with UFBC’s participation in the Treasury’s Small Business Lending Fund program.  As of the date of this Agreement, there are not any shares of capital stock of UFBC reserved for issuance, or any outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which UFBC is or may become obligated to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock (collectively, “Rights”), except as contemplated by a UFBC Stock Plan and as set forth in Section 3.3(d) of its Disclosure Schedule (which includes copies of any UFBC Stock Plan and individual stock award agreements thereunder).

(e)           Financial Statements; Bank Reports; Accounting Controls.

(i)            UFBC has made available to CFNL copies of UFBC’s (A) audited consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the related notes to the financial statements, and (B) unaudited consolidated balance sheets, statements of income and summary consolidated balance sheets and statements of income for the quarters ended June 30, 2013 and March 31, 2013 (the “UFBC Financial Statements”), and will make available to CFNL, as soon as reasonably practicable following the preparation thereof, similar financial statements for each subsequent calendar quarter.  The UFBC Financial Statements fairly present (or, in the case of financial statements for quarterly periods prepared and delivered to CFNL after the date of this Agreement, will fairly present) the consolidated financial position of UFBC and the UFBC Subsidiaries, as at the respective dates and the consolidated results of its operations and, to the extent included, cash flows for the periods indicated, in each case in accordance with accounting principles generally accepted in the United States of America (“GAAP”) consistently applied during the period indicated, except in each case as may be noted therein, and subject, in the case of unaudited interim statements, to normal year-end audit adjustments.

(ii)           Since December 31, 2009, The Business Bank has filed with its principal federal regulator and made available to CFNL such bank’s Consolidated Reports of Condition and Income (“Bank Reports”), and such reports fairly present (and any such reports filed after the date of this Agreement will fairly present) the financial position, results of operations and changes in stockholders’ equity, as the case may be, of such bank for the periods to which they relate, in each case in accordance with Federal Financial Institutions Examination Council (“FFIEC”) instructions applicable to such reports.

(iii)          UFBC and the UFBC Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (A) transactions are executed in accordance with general or specific authorization of the UFBC Board of Directors and the duly authorized executive officers of UFBC, (B) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to UFBC or other criteria applicable to such financial statements, and to maintain proper accountability for items therein, (C) access to the properties and assets of UFBC and any UFBC Subsidiary is permitted only in accordance with general or specific authorization of the UFBC Board of Directors and the duly authorized executive officers of UFBC, and (D) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.  UFBC is not subject to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and nothing contained in this Section 3.3(e)(iii) shall be construed as a representation or warranty that the internal accounting controls of UFBC are, or would be, in compliance in all respects with those required by the Sarbanes-Oxley Act.

(f)            Absence of Certain Changes or Events.  Since December 31, 2012, except as disclosed in the UFBC Financial Statements or Bank Reports filed prior to the date of this Agreement, (i) UFBC and the UFBC Subsidiaries have conducted their respective businesses and incurred liabilities only in the ordinary course consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on UFBC.

(g)           Absence of Undisclosed Liabilities.  Except for (i) those liabilities that are fully reflected or reserved for in its financial statements contained in the UFBC Financial Statements or the Bank Reports of The Business Bank filed prior to the date of this Agreement, (ii) liabilities incurred since June 30, 2013 in the ordinary course of business consistent with past practice, (iii) liabilities which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect and (iv) liabilities incurred in connection with the transactions contemplated by this Agreement, neither UFBC nor any UFBC Subsidiary has, and since June 30, 2013 has not incurred (except as permitted by Section 4.1), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in the Bank Reports of The Business Bank).

(h)           Material Contracts; Defaults.

(i)            Set forth in Section 3.3(h)(i) of the UFBC Disclosure Schedule is a list that includes each of the following agreements, contracts, arrangements, commitments or understandings (whether written or oral) that UFBC or any UFBC Subsidiary is a party to, bound by or subject to (each, a “Material Contract” and collectively, “Material Contracts”): (A) with respect to the employment of any of its directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of UFBC or a UFBC Subsidiary to indemnification from UFBC or a UFBC Subsidiary, (C) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the Securities and Exchange Commission (the “SEC”)), (D) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on sixty (60) days or less notice and involving the payment or value of more than $20,000 per year and/or has a termination fee, (E) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the Federal Home Loan Bank of Atlanta, federal funds purchased and sales of securities subject to repurchase, in each case, in the ordinary course of business), (F) which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of UFBC or a UFBC Subsidiary, (G) which involves the purchase or sale of assets with a purchase price of $100,000 or more in any single case or $250,000 in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice,  (H) which provides for the payment by UFBC or a UFBC Subsidiary of payments upon a change in control thereof, (I) which is a lease for any real or material personal property owned or presently used by UFBC or a UFBC Subsidiary, (J) which materially restricts the conduct of any business by UFBC or a UFBC Subsidiary or limits the freedom of UFBC or a UFBC Subsidiary to engage in any line of business in any geographic area (or would so restrict CFNL or Cardinal Bank or any of its affiliates after consummation of the Merger) or which requires exclusive referrals of business or requires UFBC or a UFBC Subsidiary to offer specified products or services to their customers or depositors on a priority or exclusive basis, or (K) which is with respect to, or otherwise commits UFBC or a UFBC Subsidiary to do, any of the foregoing.

(ii)           Each Material Contract is valid and binding on UFBC or the respective UFBC Subsidiary and is in full force and effect (other than due to the ordinary expiration thereof) and, to the Knowledge of UFBC, is valid and binding on the other parties thereto.  UFBC and each UFBC Subsidiary is not, and to the Knowledge of UFBC, no other party thereto, is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by UFBC or a UFBC Subsidiary is currently outstanding.

(i)            Legal Proceedings; Compliance with Laws.  Except as set forth in Section 3.3(i) of the UFBC Disclosure Schedule, there are no actions, suits or proceedings instituted or pending or, to its Knowledge, threatened against UFBC or any of the UFBC Subsidiaries or against any of UFBC’s or the UFBC Subsidiaries’ properties, assets, interests or rights, or against any of UFBC’s or UFBC Subsidiaries’ officers, directors or employees in their capacities as such.  Except as set forth in Section 3.3(i) of the UFBC Disclosure Schedule, neither UFBC nor any of the UFBC Subsidiaries is a party to or subject to any agreement, order, memorandum of understanding, enforcement action, or supervisory or commitment letter by or with any Governmental Authority (as defined herein) restricting the operations of UFBC or the operations of any of the UFBC Subsidiaries and neither UFBC nor any of the UFBC Subsidiaries has been advised by any Governmental Authority that any such Governmental Authority is contemplating issuing or requesting the issuance of any such agreement, order, memorandum, action or letter in the future.  UFBC and each of the UFBC Subsidiaries have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).  For the purposes of this Agreement, a “Governmental Authority” means any court, administrative agency or commission or other governmental authority, agency or instrumentality, domestic or foreign, or any industry self-regulatory authority.

(j)            Tax Matters.

(i)            UFBC and each of the UFBC Subsidiaries have filed all federal, state and local tax returns and reports (“Tax Returns”) required to be filed, and all such Tax Returns were correct and complete in all material respects.  All Taxes (as defined herein) owed by UFBC or any of the UFBC Subsidiaries have been paid, are reflected as a liability in its UFBC Financial Statements  or Bank Reports, or are being contested in good faith as set forth in its Disclosure Schedule.  Except as set forth in Section 3.3(j)(i) of its Disclosure Schedule, no tax return or report filed by UFBC or any of the UFBC Subsidiaries is under examination by any Governmental Authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against UFBC or any of the UFBC Subsidiaries by any Governmental Authority.  For the purposes of this Agreement, “Tax” or “Taxes” mean all taxes, charges, fees, levies or other assessments imposed by a Governmental Authority, including, without limitation, all income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or chargers of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.

(ii)           UFBC and each of the UFBC Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  UFBC and each of the UFBC Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable law.

(iii)          There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of UFBC or any of the UFBC Subsidiaries. Neither UFBC nor any of the UFBC Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among UFBC and the UFBC Subsidiaries).  Neither UFBC nor any of the UFBC Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(iv)          Neither UFBC nor any of the UFBC Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4.  UFBC and each of the UFBC Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.  UFBC is not and has not been a “United

States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(v)           UFBC is not aware of any reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

(k)           Property.

(i)            Except as set forth in Section 3.3(k)(i) of the UFBC Disclosure Schedule or reserved against as disclosed in the Bank Reports of The Business Bank, UFBC and each of the UFBC Subsidiaries have good and marketable title in fee simple absolute free and clear of all material liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected in the balance sheet included in the Bank Reports of The Business Bank as of December 31, 2012 or acquired after such date.  All buildings, and all fixtures, equipment, and other property and assets that are material to UFBC’s or any of the UFBC Subsidiaries’ business, held under leases, subleases or licenses, are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws.  Other than real estate that was acquired by foreclosure or voluntary deed in lieu of foreclosure, all of the buildings, structures, and appurtenances owned, leased, or occupied by UFBC and each of the UFBC Subsidiaries are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and comply with applicable zoning and other municipal laws and regulations, and there are no latent defects therein of which UFBC has Knowledge.

(ii)           Section 3.3(k)(ii) of the UFBC Disclosure Schedule identifies and sets forth the address of each parcel of real estate or interest therein, leased, licensed or subleased by UFBC and each of the UFBC Subsidiaries or in which UFBC or any of the UFBC Subsidiaries has any leasehold interest.  UFBC has made available to CFNL true and complete copies of all lease, license and sublease agreements, including without limitation every amendment thereto, for each parcel of real estate or interest therein to which UFBC or any of the UFBC Subsidiaries is a party.

(l)            Employee Benefit Plans.

(i)            Section 3.3(1)(i) of the UFBC Disclosure Schedule sets forth a complete and accurate list of all employee benefit plans and programs of UFBC and the UFBC Subsidiaries, including without limitation: (A) all retirement, savings and other pension plans; (B) all health, severance, insurance, disability and other employee welfare plans; (C) all employment, vacation and other similar plans; and (D) all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other employee and director benefit plans, programs or arrangements, and all employment or compensation arrangements, in each case for the benefit of or relating to its current and former employees and directors (individually, a “UFBC Benefit Plan” and collectively, the “UFBC Benefit Plans”).  Neither UFBC nor any UFBC Subsidiary is subject to or obligated under any oral or unwritten UFBC Benefit Plan.

(ii)         UFBC has, with respect to each UFBC Benefit Plan, previously delivered or made available to CFNL true and complete copies of: (A) all current UFBC Benefit Plan agreements and documents and related trust agreements or annuity contracts and any amendments thereto; (B) all current summary plan descriptions and material communications to employees and UFBC Benefit Plan participants and beneficiaries;  (C) the Form 5500 filed in each of the most recent three plan years (including all schedules thereto and the opinions of independent accountants); (D) the most recent actuarial valuation (if any); (E) the most recent annual and periodic accounting of plan assets; (F) if the UFBC Benefit Plan is intended to qualify under Section 401(a) or 403(a) of the Code, the most recent determination letter or opinion letter, as applicable, received from the Internal Revenue Service; (G) copies of the most recent nondiscrimination tests for all UFBC Benefit Plans, as applicable; and (H) a written summary of any unwritten UFBC Benefit Plans that provide for material compensation or benefits.

(iii)          None of the UFBC Benefit Plans is a “multi-employer plan” as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(iv)          All of the UFBC Benefit Plans are in compliance in all material respects with applicable laws and regulations, and UFBC has administered the UFBC Benefit Plans in accordance with applicable laws and regulations in all material respects.

(v)           Each UFBC Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination letter (based on Internal Revenue Service permitted determination request procedures), or opinion letter, as applicable, or a filing for the same has been made with the Internal Revenue Service seeking such a determination letter and that request is still awaiting decision by the Internal Revenue Service (based on Internal Revenue Service permitted determination request procedures).  Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any tax-qualified plan.  There have been no “terminations,” “partial terminations” or “discontinuances of contributions,” as such terms are used in Section 411 of the Code and the regulations thereunder, to any tax-qualified plan during the preceding five years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such tax-qualified plans.

(vi)          All required contributions (including all employer contributions and employee salary reduction contributions), premiums and other payments due for the current plan year or any plan year ending on or before the Closing Date, under all benefit arrangements have been made or properly accrued.  All contributions to any UFBC Benefit Plan have been contributed within the time specified in ERISA and the Code and the respective regulations thereunder.  There are no “accumulated funding deficiencies,” as defined in Section 412 of the Code or Section 302 of ERISA, with respect to any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, of UFBC or any UFBC Subsidiary, and no request for a waiver from the Internal Revenue Service with respect to any minimum funding requirement under Section 412 of the Code.

(vii)         To its Knowledge, UFBC has not engaged in any prohibited transactions, as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any UFBC Benefit Plan that is a pension plan as defined in Section 3(2) of ERISA.  To its Knowledge, no “fiduciary,” as defined in Section 3(21) of ERISA, of any UFBC Benefit Plan has any liability for breach of fiduciary duty under ERISA.

(viii)        There are no actions, suits, investigations or claims (other than routine benefit claims in the ordinary course) pending, threatened or anticipated with respect to any of the UFBC Benefit Plans.  None of the UFBC Benefit Plans is the subject of a pending or, to the Knowledge of UFBC, threatened investigation or audit by the Internal Revenue Service, the U.S. Department of Labor, or the Pension Benefit Guarantee Corporation.

(ix)          Except as set forth in Section 3.3(l)(ix) of the UFBC Disclosure Schedule (A) no compensation or benefit that is or will be payable in connection with the transactions contemplated by this Agreement will be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code, (B) no UFBC Benefit Plan contains any provision that would give rise to any severance, termination or other payments or liabilities as a result of the transactions contemplated by this Agreement, and (C) no UFBC Benefit Plan contains any provision that would materially increase any benefits otherwise payable under any UFBC Benefit Plan or result in any acceleration of the time of payment or vesting of any such benefits to any material extent as a result of the transactions contemplated by this Agreement.

(x)           UFBC has not established and does not maintain a welfare plan, as defined in Section 3(1) of ERISA, that provides benefits to an employee at its expense after a termination of employment, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985.

(xi)          Except as set forth in Section 3.3(l)(xi) of its Disclosure Schedule, UFBC and the UFBC Subsidiaries have made or accrued all bonus and commission payments to which they were required to make prior to the date hereof for calendar years 2012 and 2013 to any employee under any UFBC Benefit Plan.

(xii)         All “group health plans,” as defined in Section 5000(b)(1) of the Code, covering the employees of UFBC or any UFBC Subsidiary have been maintained in timely compliance with the notice and healthcare continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.  UFBC has delivered or caused to be delivered to CFNL true and complete copies of all notice of continuation coverage rights under Section 4980B of the Code sent or received, the names and addresses of the senders and recipients, and their dates of termination of employment or other “qualifying event,” as defined in Section 4980B(f)(3) of the Code.

(xiii)        Each UFBC Benefit Plan that is a “nonqualified deferred compensation plan,” as defined in Section 409A(d)(1) of the Code, and any award thereunder, in each case that is subject to Section 409A of the Code, has (A) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the Treasury and the Internal Revenue Service, and (B) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(m)          Insurance.  Set forth in Section 3.3(m) of the UFBC Disclosure Schedule is a list of all insurance policies or bonds currently maintained by UFBC or each UFBC Subsidiary.  UFBC and the UFBC Subsidiaries are insured with reputable insurers against such risks and in such amounts as management of UFBC reasonably has determined to be prudent in accordance with industry practices.  Since December 31, 2012, neither UFBC nor any of the UFBC Subsidiaries has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three (3) calendar years, and since January 1, 2013, has been refused any insurance coverage sought or applied for, and UFBC has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of UFBC or the UFBC Subsidiaries.

(n)           Loan Portfolio; Allowance for Loan Losses; Mortgage Loan Buy-Backs.  Except as set forth in Section 3.3(n) of the UFBC Disclosure Schedule:

(i)            All evidences of indebtedness reflected as assets by UFBC on the UFBC Financial Statements or the Bank Reports of The Business Bank as of June 30, 2013 were as of such date: (A) evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be; (B) to the extent secured, secured by valid liens and security interests which have been perfected; (C) the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful could have a Material Adverse Effect on UFBC; and (D) in all material respects was made in accordance with its standard loan policies.

(ii)           The allowance for loan losses (the “Loan Loss Allowance”) shown by UFBC on the UFBC Financial Statements or the Bank Reports of The Business Bank as of June 30, 2013 was, and the Loan Loss Allowance to be shown on the UFBC Financial Statements or the Bank Reports of The Business Bank as of any date subsequent to the date of this Agreement will be, as of such dates, adequate to provide for inherent losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including letter of credit or commitments to make loans or extend credit).

(iii)          The reserve for losses with respect to other real estate owned (“OREO”) shown on the UFBC Financial Statements and the Bank Reports of The Business Bank as of June 30, 2013 was, and the OREO reserve to be shown on the UFBC Financial Statements and the Bank Reports of The Business Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the OREO portfolio of UFBC and any of the UFBC Subsidiaries as of the dates thereof.

(iv)          The Loan Loss Allowance has been established in accordance with GAAP and applicable regulatory requirements and guidelines.

(v)           Section 3.3(n)(v) of the UFBC Disclosure Schedule sets forth all residential mortgage loans originated on or after January 1, 2009 by it or any of the UFBC Subsidiaries (i) that were sold in the secondary mortgage market and have been re-purchased by it or any of the UFBC Subsidiaries or (ii) that the institutions to whom such loans were sold (or their successors or assigns) have asked it or any of the UFBC Subsidiaries to purchase back (but have not been purchased back).  No commercial mortgage loans originated by UFBC or any of the UFBC Subsidiaries have been sold in the secondary mortgage market.

(o)           Certain Loans and Related Matters.  Except as set forth in Section 3.3(o) of its Disclosure Schedule, on August 31, 2013, neither UFBC nor any of the UFBC Subsidiaries was a party to any written or oral: (i) loan, loan agreement, loan commitment, letter of credit, note, borrowing arrangement or other extension of credit (a “Loan”), under the terms of which the obligor was sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) Loan which had been classified by any bank examiner (whether regulatory, internal or by external consultant) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or any comparable classifications by such persons; (iii) Loan, including any loan guaranty, with any of its directors or executive officers or directors or executive officers of any of the UFBC Subsidiaries; or (iv) Loan in violation of any law, regulation or rule applicable to UFBC or any of the UFBC

Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Governmental Authority.

(p)           Environmental Matters.

(i)            Except as described in Section 3.3(p) of its Disclosure Schedule, UFBC and each of UFBC Subsidiaries are in compliance with all Environmental Laws (as defined herein). Neither UFBC nor any of the UFBC Subsidiaries has received any communication alleging that UFBC or such UFBC Subsidiary is not in such compliance, and, to its Knowledge, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(ii)           Neither UFBC nor any of the UFBC Subsidiaries has received notice of pending, and to their Knowledge there are no threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims (as defined herein) or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition of, any material liability arising under any Environmental Laws upon (A) UFBC or such UFBC Subsidiary, (B) any person or entity whose liability for any Environmental Claim UFBC or any UFBC Subsidiary has or may have retained either contractually or by operation of law, (C) any real or personal property owned or leased by UFBC or any UFBC Subsidiary, or any real or personal property which UFBC or any UFBC Subsidiary has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (D) any real or personal property in which UFBC or a UFBC Subsidiary holds a security interest securing a loan recorded on the books of UFBC or such UFBC Subsidiary.  Neither UFBC nor any of the UFBC Subsidiaries is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

(iii)          With respect to all real and personal property owned or leased by UFBC or any of the UFBC Subsidiaries, or all real and personal property which UFBC or any of the UFBC Subsidiaries has been, or is, judged to have managed or to have supervised or to have participated in the management of, UFBC will promptly provide CFNL with access to copies of any environmental audits, analyses and surveys that have been prepared relating to such properties (a list of which is included in the UFBC Disclosure Schedule).  UFBC and all of the UFBC Subsidiaries are in compliance in all material respects with all recommendations contained in any such environmental audits, analyses and surveys.

(iv)          To the Knowledge of UFBC, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against UFBC or any of the UFBC Subsidiaries or against any person or entity whose liability for any Environmental Claim UFBC or any of the UFBC Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(v)           For purposes of this Agreement, the following terms shall have the following meanings:

(A)          “Environmental Claim” means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern (as defined herein).

(B)          “Environmental Laws” means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment.

(C)          “Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

(q)           Books and Records.  The books and records of UFBC and those of the UFBC Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(r)            Intellectual Property.  UFBC and the UFBC Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all Intellectual Property and the UFBC Technology Systems (as such terms are defined herein) that are used by UFBC and the UFBC Subsidiaries in their respective businesses as currently conducted.  UFBC and the UFBC Subsidiaries, to their Knowledge, have not infringed or otherwise violated the Intellectual Property rights of any other person, and there is no claim asserted, or to the Knowledge of UFBC threatened, against UFBC or any of the UFBC Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property.  “Intellectual Property” means all trademarks, trade names, service marks, patents, domain names, database rights, copyrights, and any applications therefor, technology, know-how, trade secrets, processes, computer software programs or applications, and tangible or intangible proprietary information or material.  The term “UFBC Technology Systems” means the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and Intellectual Property used by UFBC and the UFBC Subsidiaries or by a third party.

(s)            Derivative Instruments.  Except as set forth in Section 3.3(s) of the UFBC Disclosure Schedule, all derivative instruments, including, swaps, caps, floors and option agreements, whether entered into for UFBC’s own account, or for the account of one or more of the UFBC Subsidiaries or its or their customers (each a “Derivative Contract”), were entered into (i) only in the ordinary course of business, (ii) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (iii) with counterparties believed to be financially responsible at the time; and each of such instruments constitutes the valid and legally binding obligation of UFBC or one of the UFBC Subsidiaries, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. Neither UFBC nor any of the UFBC Subsidiaries, nor, to the Knowledge of UFBC, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement, except as set forth in Section 3.3(s) of the UFBC Disclosure Schedule.

(t)            Deposits.  Except as set forth in Section 3.3(t) of the UFBC Disclosure Schedule, as of June 30, 2013, none of UFBC’s deposits or the deposits of any of the UFBC Subsidiaries are “brokered” deposits or are subject to any legal restraint or other legal process (other than garnishments, pledges, liens, levies, subpoenas, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of UFBC or any of the UFBC Subsidiaries.

(u)           Investment Securities.

(i)            UFBC and each of the UFBC Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any lien, encumbrance or security interest, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of UFBC or the UFBC Subsidiaries and except for such defects in title or liens, encumbrances or security interests that would not be material to it.  Such securities are valued on the books of UFBC and each of the UFBC Subsidiaries in accordance with GAAP.

(ii)           UFBC and each of the UFBC Subsidiaries  employs investment, securities risk management and other policies, practices and procedures that UFBC and each of the UFBC Subsidiaries believes are prudent and reasonable in the context of such businesses.

(v)           Takeover Laws and Provisions.  The Board of Directors of UFBC has approved the Merger, this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby and has taken all such other necessary actions as required to exempt CFNL and this Agreement and the Plan of Merger from Article 14 and Article 14.1 of the VSCA, and, accordingly, neither such article nor any other anti-takeover or similar statute or regulation applies to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws enacted under state or federal laws apply to the Merger, this Agreement, the Plan of Merger or any of the transactions contemplated hereby and thereby. UFBC has taken all action required to be taken by UFBC in order to make this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby comply with, and this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby do comply with, the requirements of UFBC’s articles of incorporation and bylaws.

(w)          Transactions With Affiliates. All “covered transactions” between UFBC and an “affiliate,” within the meaning of Sections 23A and 23B of the Federal Reserve Act and regulations promulgated thereunder, have been in compliance with such provisions.

(x)           Financial Advisors.  None of UFBC, any of the UFBC Subsidiaries or any of their respective officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement, UFBC has retained Sandler O’Neill + Partners, L.P. as its financial advisor (pursuant to an engagement letter, a true and complete copy of which is included in Section 3.3(x) of its Disclosure Schedule and under which that firm will be entitled to certain fees in connection with this Agreement).

(y)           Fairness Opinion.  Prior to the execution of this Agreement, the Board of Directors of UFBC has received a written opinion of Sandler O’Neill + Partners, L.P. to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the holders of shares of UFBC Common Stock from CFNL in connection with the Merger pursuant to this Agreement is fair, from a financial point of view, to the stockholders of UFBC.  Such opinion has not been amended or rescinded as of the date of this Agreement.

3.4          Representations and Warranties of CFNL.

Subject to and giving effect to Sections 3.1 and 3.2 and except as set forth in its Disclosure Schedule, CFNL hereby represents and warrants to UFBC as follows:

(a)           Organization, Standing and Power.  CFNL is a Virginia corporation duly organized, validly existing and in good standing under the laws of Virginia.  CFNL has the corporate power and authority to carry on its business as now conducted and to own and operate its assets, properties and business.  CFNL is duly registered as a bank holding company under the BHCA and has elected to be treated as a financial holding company under the BHCA.  Cardinal Bank, a wholly-owned subsidiary of CFNL, is a Virginia commercial bank duly organized, validly existing and in good standing under the laws of Virginia, and has all requisite corporate power and authority to carry on a commercial banking business as now being conducted and to own and operate its assets, properties and business.  Cardinal Bank’s deposits are insured by the Deposit Insurance Fund of the FDIC to the maximum extent permitted by law.

(b)           Subsidiaries.  Each subsidiary of CFNL is identified in Exhibit 21 to CFNL’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC (each individually a “CFNL Subsidiary” and collectively the “CFNL Subsidiaries”).  Each CFNL Subsidiary (i) is a duly organized bank, corporation, limited liability company or statutory trust validly existing and in good standing under applicable laws, (ii) has full corporate power and authority to carry on its business as now conducted and (iii) is duly qualified to do business in the states where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on CFNL on a consolidated basis.  The outstanding shares of capital stock or equity interests of each CFNL Subsidiary have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and all such shares are directly or indirectly owned by CFNL free and clear of all liens, claims and encumbrances or preemptive rights of any person.

(c)           Authority; No Breach of the Agreement.

(i)            CFNL has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by CFNL, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of CFNL.  No approval of this Agreement by the shareholders of CFNL is required under the articles of incorporation or bylaws of CFNL, or any law, regulation, exchange listing standard, agreement or other provision to which CFNL or any CFNL Subsidiary are subject. This Agreement is a valid and legally binding obligation of CFNL, enforceable in accordance its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).

(ii)           Neither the execution and delivery of this Agreement by CFNL, nor the consummation by CFNL of the transactions contemplated hereby, nor compliance by CFNL with any of the provisions hereof will: (A) conflict with or result in a breach of any provision of the Organizational Documents of CFNL or Cardinal Bank; (B) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of CFNL or any CFNL Subsidiary pursuant to any (1) note, bond, mortgage or indenture, or (2) any material license, agreement or other instrument or obligation, to which CFNL or any CFNL Subsidiary is a party or by which CFNL or any CFNL

Subsidiary or any of their properties or assets may be bound; or (C) subject to the receipt of all required regulatory and stockholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to CFNL or any CFNL Subsidiary.

(iii)          As of the date hereof, CFNL is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger.

(d)           CFNL Capital Stock.  The authorized capital stock of CFNL consists of:  (i) 10,000,000 shares of preferred stock, par value $1.00 per share, of which none are issued and outstanding; and (ii) 50,000,000 shares of common stock, par value $1.00 per share, of which 30,265,156 shares are issued and outstanding as of June 30, 2013.  Of the shares of CFNL preferred stock, 1,412,000 shares have been designated as the 7.25% Cumulative Convertible Preferred Stock, Series A and 41,238 shares have been designated as the Fixed Rate Cumulative Perpetual Preferred Stock, Series B. All outstanding shares of CFNL Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person.  As of the date of this Agreement, there are no shares of capital stock reserved for issuance, or any outstanding Rights with respect to any capital stock of CFNL, except as contemplated by a CFNL stock option or other equity-based compensation plan, by CFNL’s dividend reinvestment plan or by CFNL’s SEC filings.

(e)           SEC Filings; Financial Statements; Bank Reports; Accounting Controls.

(i)            CFNL has filed all reports, registration statements, proxy statements, offering circulars, schedules and other documents required to be filed by it (collectively, the “SEC Reports”) with the SEC since December 31, 2009 under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, to the extent such SEC Reports are not available on the SEC’s Electronic Data Gathering Analysis and Retrieval system, has made copies of such SEC Reports available to UFBC.  The SEC Reports of CFNL, including the financial statements, exhibits and schedules contained therein, (A) at the time filed, complied (and any SEC Reports filed after the date of this Agreement will comply) in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (B) at the time filed (or if amended or superseded by another SEC Report filed prior to the date of this Agreement, then on the date of such filing), did not (and any SEC Reports filed after the date of this Agreement will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements made in such SEC Reports, in light of the circumstances under which they were made, not misleading.

(ii)           Each of the financial statements of CFNL contained in or incorporated by reference into any SEC Reports (including any SEC Reports filed after the date of this Agreement) complied (or, in the case of SEC Reports filed after the date of this Agreement, will comply) in all material respects with the applicable requirements of the Securities Act and the Exchange Act with respect thereto, fairly presented (or, in the case of SEC Reports filed after the date of this Agreement, will fairly present) the consolidated financial position of CFNL and the CFNL Subsidiaries as at the respective dates and the consolidated results of CFNL’s operations, comprehensive income, changes in stockholders’ equity and cash flows for the periods indicated, in each case in accordance with GAAP consistently applied during the periods indicated, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited financial statements.

(iii)          Since December 31, 2009, Cardinal Bank has filed with its principal federal regulator and made available to UFBC its Bank Reports, and such reports fairly present (and any such reports filed after the date of this Agreement will fairly present) the financial position, results of operations and changes in stockholders’ equity, as the case may be, of such bank for the periods to which they relate, in each case in accordance with FFIEC instructions applicable to such reports.

(iv)          CFNL is in compliance with the provisions of the Sarbanes-Oxley Act currently applicable to it, including but not limited to Section 404 of such act, and the certifications provided and to be provided pursuant to Section 302 and 906 thereof are accurate.  The management report on internal controls and related auditor attestation required by Section 404 of such act are accurate and the management report has not identified any material weakness since the date of such report.

(f)            Absence of Certain Changes or Events.  Since December 31, 2012, except as disclosed in its SEC Reports or Bank Reports filed prior to the date of this Agreement and except as set forth in Section 3.4(f) of the CFNL Disclosure Schedule, (i) CFNL and the CFNL Subsidiaries have conducted their respective businesses and incurred liabilities only in the ordinary course consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on CFNL.

(g)           Absence of Undisclosed Liabilities.  Except for (i) those liabilities that are fully reflected or reserved for in its financial statements contained in its SEC Reports or Bank Reports filed prior to the date of this Agreement, (ii) liabilities incurred since June 30, 2013 in the ordinary course of business consistent with past practice, (iii) liabilities which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, and (iv) liabilities incurred in connection with the transactions contemplated by this Agreement, neither CFNL nor any CFNL Subsidiary has, and since June 30, 2013 has not incurred (except as permitted by Section 4.2), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in its financial statements contained in its SEC Reports or Bank Reports).

(h)           Legal Proceedings; Compliance with Laws.  There are no actions, suits or proceedings instituted or pending or, to its Knowledge, threatened against CFNL or any of the CFNL Subsidiaries or against any of CFNL’s or the CFNL Subsidiaries’ properties, assets, interests or rights, or against any of CFNL’s or CFNL Subsidiaries’ officers, directors or employees in their capacities as such.  Neither CFNL nor any of the CFNL Subsidiaries is a party to or subject to any agreement, order, memorandum of understanding, enforcement action, or supervisory or commitment letter by or with any Governmental Authority restricting the operations of CFNL or the operations of any of the CFNL Subsidiaries and neither CFNL nor any of the CFNL Subsidiaries has been advised by any Governmental Authority that any such Governmental Authority is contemplating issuing or requesting the issuance of any such agreement, order, memorandum, action or letter in the future.  CFNL and each of the CFNL Subsidiaries have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

(i)            Tax Matters.  CFNL and each of the CFNL Subsidiaries have filed all Tax Returns required to be filed, and all such Tax Returns were correct and complete in all material respects.  All Taxes owed by CFNL or any of its Subsidiaries have been paid, are reflected as a liability in its SEC Reports or Bank Reports, or are being contested in good faith as set forth in its Disclosure Schedule.  Except as set forth in Section 3.4(i) of its Disclosure Schedule, no tax return or report filed by CFNL or any of the CFNL Subsidiaries is under examination by any Governmental Authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against CFNL or any of the CFNL

Subsidiaries by any Governmental Authority.  CFNL is not aware of any reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

(j)            Employee Benefit Plans.

(i)            All of the CFNL Benefit Plans (as defined herein) are in compliance in all material respects with applicable laws and regulations, and CFNL and Cardinal Bank have administered such benefit plans in accordance with applicable laws and regulations in all material respects.  For the purposes of this Agreement, a “CFNL Benefit Plan” means an employee benefit plan and program of CFNL and the CFNL Subsidiaries, including without limitation: (A) all retirement, savings and other pension plans; (B) all health, severance, insurance, disability and other employee welfare plans; and (C) all employment, vacation and other similar plans, all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other employee and director benefit plans, programs or arrangements, and all employment or compensation arrangements, in each case for the benefit of or relating to its current and former employees and directors (collectively, the “CFNL Benefit Plans”).

(ii)           Each CFNL Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination letter (based on Internal Revenue Service permitted determination request procedures), or a filing for the same has been made with the Internal Revenue Service seeking such a determination letter and that request is still awaiting decision by the Internal Revenue Service (based on Internal Revenue Service permitted determination request procedures).  Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any tax-qualified plan.  There have been no “terminations,” “partial terminations” or “discontinuances of contributions,” as such terms are used in Section 411 of the Code and the regulations thereunder, to any tax-qualified plan during the preceding five years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such tax-qualified plans.

(k)           Insurance.  CFNL and the CFNL Subsidiaries are insured with reputable insurers against such risks and in such amounts as management of CFNL reasonably has determined to be prudent in accordance with industry practices.  Since December 31, 2012, neither CFNL nor any of the CFNL Subsidiaries has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three (3) calendar years, and since January 1, 2013, has been refused any insurance coverage sought or applied for, and CFNL has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of CFNL or the CFNL Subsidiaries.

(l)            Allowance for Loan Losses.  The Loan Loss Allowance shown by CFNL in the financial statements included in the CFNL SEC Reports or the CFNL Bank Reports as of June 30, 2013 was, and the Loan Loss Allowance to be shown in financial statements included in the SEC Reports or  the CFNL Bank Reports as of any date subsequent to the date of this Agreement will be, as of such dates, adequate to provide for inherent losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including letter of credit or commitments to make loans or extend credit).  The Loan Loss Allowance of CFNL has been established in accordance with GAAP and applicable regulatory requirements and guidelines.

(m)          Environmental Matters.

(i)            CFNL and each of CFNL Subsidiaries are in substantial compliance with all Environmental Laws. Neither CFNL nor any of the CFNL Subsidiaries has received any communication alleging that CFNL or such CFNL Subsidiary is not in such compliance, and, to its Knowledge, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(ii)           Neither CFNL nor any of the CFNL Subsidiaries has received notice of pending, and to their Knowledge there are no threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition of, any material liability arising under any Environmental Laws upon (A) CFNL or such CFNL Subsidiary, (B) any person or entity whose liability for any Environmental Claim CFNL or any CFNL Subsidiary has or may have retained either contractually or by operation of law, (C) any real or personal property owned or leased by CFNL or any CFNL Subsidiary, or any real or personal property which CFNL or any CFNL Subsidiary has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (D) any real or personal property in which CFNL or a CFNL Subsidiary holds a security interest securing a loan recorded on the books of CFNL or such CFNL Subsidiary.  Neither CFNL nor any of the CFNL Subsidiaries is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

(iii)          To the Knowledge of CFNL, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against CFNL or any of the CFNL Subsidiaries or against any person or entity whose liability for any Environmental Claim CFNL or any of the CFNL Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(n)           Books and Records.  The books and records of CFNL and those of the CFNL Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(o)           Financial Advisors.  None of CFNL, any of the CFNL Subsidiaries or any of their respective officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement, CFNL has retained Raymond James & Associates, Inc. as its financial advisor.

(p)           Fairness Opinion.  Prior to the execution of this Agreement, CFNL has received a written opinion of Raymond James & Associates, Inc. to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be paid by CFNL to the holders of UFBC Common Stock is fair from a financial point of view to CFNL.  Such opinion has not been amended or rescinded as of the date of this Agreement.

ARTICLE 4

Covenants Relating to Conduct of Business

4.1          Conduct of Business of UFBC Pending Merger.

From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as set forth in its Disclosure Schedule, without the prior written consent of CFNL, UFBC agrees that it will not, and will cause each of the UFBC Subsidiaries not to:

(a)           Conduct its business and the business of the UFBC Subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use its reasonable best efforts to maintain and preserve intact their (i) business organizations, assets and employees and  (ii) relationships with customers, suppliers, employees and business associates.

(b)           Take any action that would adversely affect or delay the ability of CFNL or UFBC (i) to obtain any necessary approvals, consents or waivers of any Governmental Authority or third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

(c)           Amend, repeal or modify its Organizational Documents.

(d)           Other than pursuant to stock options outstanding as of the date hereof under the UFBC Stock Plans or warrants as disclosed in Section 3.3(d) of the UFBC Disclosure Schedule, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock, or any Rights with respect thereto, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of capital stock to become subject to new grants of employee and director stock options, restricted stock, stock appreciation rights or similar stock-based rights.

(e)           Enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreements or arrangements with any director, officer or employee of UFBC or a UFBC Subsidiary, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for (i) individual merit increases in compensation to employees in an aggregate amount of not more than $56,500, provided that no such salary or wage increase will result in an annual adjustment in any individual officer’s or employee’s salary or wages of more than five percent (5%) without prior consultation with and approval from CFNL, (ii) bonuses with respect to 2013 to employees and officers in an aggregate amount of not more than $200,000, the timing and payment thereof as reviewed and approved by CFNL, and (iii) retention payments in accordance with Section 5.9(d).

(f)            Enter into, establish, adopt, amend, terminate or make any contributions to (except (i) as may be required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.1(f) of the UFBC Disclosure Schedule or (iii) to comply with the requirements of this Agreement), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive, welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any directors, officers or employees, including without limitation taking any action that accelerates, or the lapsing of restrictions with respect to, the vesting or exercise of any benefits payable thereunder, provided however, that UFBC may accrue for, set aside or contribute to (A) annual bonus payments with respect to 2013 in an aggregate amount of not more than $200,000 under the terms of Section 4.1(e) hereof, and (B) for 401(k) contributions in accordance with past practice.

(g)           Hire any person as an employee of UFBC or a UFBC Subsidiary or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.1(g) of the UFBC Disclosure Schedule and (ii) persons hired to fill any employee or non-executive officer vacancies existing at the date hereof or arising after the date hereof and whose employment is terminable at the will of UFBC and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the Merger, the Subsidiary Bank Merger or the consummation thereof.

(h)           Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock, or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, provided however, that UFBC shall be permitted to declare, set aside and pay dividends on, and repurchase or redeem, the SBLF Preferred Stock; and The Business Bank or any other UFBC Subsidiary shall be permitted, subject to any required regulatory approvals, to declare, set aside and pay dividends or other distributions to UFBC out of funds legally available therefore to the extent required to fund the payment by UFBC of dividends on, or the repurchase or redemption price of the SBLF Preferred Stock, and to pay interest on UFBC’s junior subordinated debentures held by UFBC Capital Trust I.

(i)            Make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice, in amounts not exceeding $10,000 individually or $100,000 in the aggregate.

(j)            Implement or adopt any change in its tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP, regulatory accounting guidelines or applicable law.

(k)           Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable law.

(l)            Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any portion of its assets, deposits, business or properties except for (i) OREO that is sold in the ordinary course of business consistent with past practice, (ii) sales of loans originated for sale or loan participations in the ordinary course of business consistent with past practice, or (iii) transactions in the ordinary course of business consistent with past practice in amounts that do not exceed $10,000 individually or $50,000 in the aggregate.

(m)          Acquire all or any portion of the assets, business, securities, deposits or properties of any other person, including without limitation, by merger or consolidation or by investment in a partnership or joint venture except for (i) such acquisitions by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith; and (ii) such acquisitions in the ordinary course of business consistent with past practice in amounts that do not exceed $10,000 individually or $50,000 in the aggregate.

(n)           Except as otherwise permitted under this Section 4.1 or as set forth in Section 4.1(n) of the UFBC Disclosure Schedule, enter into, amend, modify, cancel, fail to renew or terminate any agreement, contract, lease, license, arrangement, commitment or understanding (whether written or oral) that (i) is a “material contract” required to be filed as an exhibit pursuant to Item 601(b)(10) of the SEC’s

Regulation S-K, if such regulation was applicable to UFBC, or (ii) relates to real property, personal property, data processing or bankcard functions.

(o)           Enter into any settlements or similar agreements with respect to any actions, suits, proceedings, orders or investigations to which UFBC or a UFBC Subsidiary is or becomes a party after the date of this Agreement, which settlements, agreements or actions involve payment by UFBC and the UFBC Subsidiaries collectively of an aggregate amount that exceeds $100,000 and/or would impose any material restriction on the business of UFBC or create precedent for claims that are reasonably likely to be material to UFBC, including as provided for in Section 4.1(o) of the UFBC Disclosure Schedule.

(p)           Enter into any new material line of business; introduce any material new products or services; make any material change to deposit products or deposit gathering or retention policies or strategies, including, but not limited to, increasing rates or adjusting rates on deposit products in a manner inconsistent with past practices and/or to artificially support or meet the deposit level closing condition set forth in Section 6.2(e) hereof; change its material lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies or otherwise fail to follow such policies in any material respect, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or change in any material respect the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

(q)           Introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to, and approved by, CFNL prior to the date hereof).

(r)            (i) Make, renew or otherwise modify any Loan to be held in portfolio other than Loans made or acquired in the ordinary course of business consistent with past practice and that have (w) in the case of unsecured Loans made to any borrower that are originated in compliance with UFBC’s internal loan policies without exceptions, a principal balance not in excess of $50,000 in total, which is understood to include any current outstanding principal balance to any such borrower, (x) in the case of automobile Loans made to any borrower that are originated in compliance with UFBC’s internal loan policies without exceptions, a principal balance not in excess of $100,000 in total, which is understood to include any current outstanding principal balance to any such borrower, (y) in the case of Loans secured other than by real estate that are originated in compliance with UFBC’s internal loan policies without exceptions, a principal balance not in excess of $250,000 in total, which is understood to include any current outstanding principal balance to any such borrower, and (z) in the case of Loans secured by commercial real estate and any conforming residential real estate made to any borrower that are originated in compliance with UFBC’s internal loan policies without exceptions, a principal balance not in excess of $1,000,000 in total, which is understood to include any current outstanding principal balance to any such borrower; (ii) except in the ordinary course of business, take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; or (iii) enter into any Loan securitization or create any special purpose funding entity. In the event that CFNL’s prior written consent is required pursuant to clause (i) above, CFNL shall use its reasonable best efforts to provide such consent within one (1) business day of any request by UFBC.

(s)            Incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice, and the creation of deposit liabilities or federal funds purchased in the ordinary course of business consistent with past practice.

(t)            Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or equity investment other than federal funds or U.S. Government securities or U.S. Government agency securities, in each case with a term of two (2) years or less, or municipal securities of the Commonwealth of Virginia or political subdivisions  thereof, rated at least AAA, and for which UFBC or its Subsidiaries shall have performed independent credit analysis in accordance with applicable regulations.

(u)           Enter into or settle any Derivative Contract.

(v)           Make any investment or commitment to invest in real estate or in the equity of any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(w)          Make or change any material Tax election, settle or compromise any material Tax liability of UFBC, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes of UFBC, enter into any closing agreement with respect to any material amount of Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes or file any amended Tax Return.

(x)           Take any other action that would make any representation or warranty in       Section 3.3 hereof untrue, taking into account the standard set forth in Section 3.2.

(y)           Agree to take any of the actions prohibited by this Section 4.1.

4.2          Conduct of Business of CFNL Pending Merger.

From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of UFBC, CFNL agrees that it will not, and will cause each of the CFNL Subsidiaries not to:

(a)           Conduct its business and the business of the CFNL Subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use its reasonable best efforts to maintain and preserve intact their (i) business organizations, assets and employees and (ii) relationships with customers, suppliers, employees and business associates.

(b)           Take any action that would adversely affect or delay the ability of CFNL or UFBC (i) to obtain any necessary approvals, consents or waivers of any Governmental Authority or third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

(c)           Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable law.

(d)           Amend, repeal or modify any provision of its Organizational Documents in a manner which would have a material adverse effect on UFBC, the shareholders of UFBC or the transactions contemplated by this Agreement, or make or pay any extraordinary one-time dividend or distribution on shares of CFNL Common Stock, other than any distribution or dividend payable in shares of CFNL Common Stock which would result in the adjustment of the Exchange Ratio pursuant to Section 2.5 hereof (it being expressly agreed that nothing contained herein shall limit the ability of CFNL to pay its regular quarterly dividend, in amounts consistent with past practice).

(e)           Take any other action that would make any representation or warranty in       Section 3.4 hereof untrue, taking into account the standard set forth in Section 3.2.

(f)            Agree to take any of the actions prohibited by this Section 4.2.

4.3          Transition.

To facilitate the integration of the operations of CFNL and UFBC and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Merger, each of CFNL and UFBC shall, and shall cause its subsidiaries to, consult with the other on all strategic and operational matters to the extent such consultation is not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition.

4.4          Control of the Other Party’s Business.

Prior to the Effective Time, nothing contained in this Agreement (including, without limitation, Section 4.1 and Section 4.3) shall give CFNL directly or indirectly, the right to control or direct the operations of UFBC, and nothing contained in this Agreement shall give UFBC, directly or indirectly, the right to control or direct the operations of CFNL.  Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its subsidiaries’ respective operations.

ARTICLE 5

Additional Agreements

5.1          Reasonable Best Efforts.

Subject to the terms and conditions of this Agreement, the parties hereto will use their reasonable best efforts to take, or cause to be taken, in good faith all actions, and to do, or cause to be done, all things necessary or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and shall cooperate fully with the other party hereto to that end.

5.2          Access to Information; Notice of Certain Matters; Confidentiality.

(a)           Upon reasonable notice and subject to applicable laws regarding the disclosure or exchange of information, UFBC shall permit CFNL to make or cause to be made such investigation of UFBC’s operational, financial and legal condition as CFNL reasonably requests; provided, that such investigation shall be reasonably related to the Merger and shall not interfere unreasonably with normal operations.  No investigation, in and of itself, by CFNL shall affect the representations and warranties of UFBC.  CFNL will receive notice of all meetings of the UFBC and The Business Bank Boards of Directors and any committees thereof, and of any management committees (in all cases, at least as timely as all UFBC and

The Business Bank representatives to such meetings are provided notice).  A representative of CFNL will be permitted to attend all meetings of the UFBC and The Business Bank Boards of Directors and committees of the Boards of Directors (except for the portions of such meetings that are executive sessions, relate to the Merger or a Superior Proposal (as defined herein), or as may be necessary or appropriate in order to preserve attorney-client privilege, as deemed by such boards) and such meetings of management of UFBC and The Business Bank that CFNL wishes to attend.  UFBC shall also provide to CFNL all written agendas and meeting or written consent materials provided to the directors of UFBC in connection with Board and committee meetings, subject to applicable laws regarding the disclosure or exchange of information.  Any such representative of CFNL may be required to enter into an appropriate confidentiality agreement satisfactory to UFBC prior to attending any such meetings.

(b)           During the period from the date of this Agreement to the Effective Time, UFBC shall, upon the request of CFNL, cause one or more of its designated representatives to confer on a monthly or more frequent basis with CFNL regarding UFBC’s financial condition, operations and business and matters relating to the completion of the Merger.  As soon as reasonably available, but in no event more than thirty (30) days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), UFBC will deliver to CFNL its unaudited balance sheet and statements of income and stockholders’ equity without related notes, for such quarter prepared in accordance with GAAP.  As soon as reasonably available, but in no event more than sixty (60) days after the end of each fiscal year, UFBC will deliver to CFNL its unaudited balance sheet and statements of income, stockholders’ equity and cash flows, without related notes, for such year prepared in accordance with GAAP. Within fifteen (15) days after the end of each month, UFBC will deliver to CFNL (i) a balance sheet and statement of income, without related notes, for such month prepared in accordance with GAAP, (ii) such loan reports as CFNL may reasonably request and (iii) such other financial data as CFNL may reasonably request.  The financial statements required to be delivered by this Section 5.2(b) may be consolidated.

(c)           Each party hereto will give prompt notice to the other party (and subsequently keep the other party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance known that (i) is reasonably likely to result in any Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

(d)           Each party hereto shall, and shall use its reasonable best efforts to cause each of its directors, officers, attorneys and advisors, to maintain the confidentiality of, and not use to the detriment of the other party, all information of the other party obtained prior to the date of this Agreement or pursuant to this Section 5.2 that is not otherwise publicly disclosed by the other party, unless such information is required to be included in any filing required by law or in an application for any Regulatory Approval required for the consummation of the transactions contemplated hereby, such undertaking with respect to confidentiality to survive any termination of this Agreement. In the case of information that a party believes is necessary in making any such filing or obtaining any such Regulatory Approval, that party will provide the other party a reasonable opportunity to review any such filing or any application for such Regulatory Approval before it is filed sufficient for it to comment on and object to the content of such filing or application.  If this Agreement is terminated, each party shall promptly return to the furnishing party or, at the request of the furnishing party, destroy and certify the destruction of all confidential information received from the other party.

5.3          Stockholder Approval.

Subject to the effectiveness of the Registration Statement, UFBC shall call a meeting of its stockholders for the purpose of obtaining the UFBC Stockholders Approval and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable (such meeting and any adjournment or postponement thereof, the “UFBC Stockholders Meeting”).  In connection with that meeting, the Board of Directors of UFBC shall support and recommend approval of this Agreement and the transactions contemplated hereby and shall use its reasonable best efforts to obtain the UFBC Stockholders Approval unless the Board of Directors of UFBC has received and recommended (or submitted to stockholders) a Superior Proposal in accordance with Section 5.5.

5.4          Registration Statement; Proxy Statement; SEC Filings.

(a)           Each party will cooperate with the other party, and their representatives, in the preparation of a registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto (the “Registration Statement”), to be filed by CFNL with the SEC in connection with the UFBC Stockholders Meeting, and the parties will prepare a proxy statement and prospectus and other proxy solicitation materials of UFBC constituting a part thereof (the “Proxy Statement”).  Neither the Proxy Statement nor the Registration Statement shall be filed, and, prior to the earlier of the Effective Time or the termination of this Agreement, no amendment or supplement to the Proxy Statement or the Registration Statement shall be filed, by CFNL without consultation with UFBC and its counsel, who shall have a reasonable opportunity to review and comment on such documents prior to filing.  CFNL will use its reasonable best efforts, in which UFBC will reasonably cooperate as necessary, to file the Registration Statement, including the Proxy Statement in preliminary form, with the SEC as promptly as reasonably practicable, and, subject to the receipt of information from UFBC necessary for inclusion therein, in no event more than forty-five (45) days after the date hereof, and to cause the Registration Statement to be declared effective under the Securities Act, as promptly as reasonably practicable after the filing thereof, and UFBC shall thereafter mail or deliver the Proxy Statement to its stockholders.

(b)           Each party agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the UFBC stockholders and at the time of the UFBC Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading.  Each party further agrees that if it becomes aware that any information furnished by it that would cause any of the statements in the Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Proxy Statement or the Registration Statement.

5.5          No Other Acquisition Proposals.

(a)           UFBC agrees that it will not, and will cause the UFBC Subsidiaries and UFBC’s and the UFBC Subsidiaries’ officers, directors, employees, agents and representatives (including any financial advisor, attorney or accountant retained by UFBC or any of the UFBC Subsidiaries) not to, directly or indirectly, (i) initiate, solicit or encourage inquiries or proposals with respect to, (ii) furnish any confidential or nonpublic information relating to, or (iii) engage or participate in any negotiations or discussions concerning, an Acquisition Proposal (as defined herein).

(b)                                 Notwithstanding the foregoing, nothing contained in this Section 5.5 shall prohibit UFBC, prior to the UFBC Stockholders Meeting and subject to compliance with the other terms of this Section 5.5, from furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide written Acquisition Proposal with respect to UFBC (that did not result from a breach of this Section 5.5) if, and only to the extent that (i) the UFBC Board of Directors concludes in good faith, after consultation with and based upon the advice of outside legal counsel, that the duty of directors under Virginia law requires the UFBC Board of Directors to take such actions, (ii) before taking such actions, UFBC receives from such person or entity an executed confidentiality agreement on terms no less favorable to it than the Confidentiality Agreement, dated June 11, 2013, between CFNL and UFBC (the “Confidentiality Agreement”), which confidentiality agreement shall not provide such person or entity with any exclusive right to negotiate with UFBC, and (iii) the UFBC Board of Directors concludes in good faith, after consultation with its outside legal counsel and financial advisors, that the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below).  UFBC shall, within twenty-four (24) hours of reaching such conclusion, notify CFNL orally and in writing of UFBC’s receipt of any such proposal or inquiry, the material terms and conditions thereof, the identity of the person making such proposal or inquiry, and will keep CFNL apprised of any related developments, discussions and negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

(c)                                  For purposes of this Agreement, an “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, any of the following transactions involving UFBC or The Business Bank: (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction; (ii) any acquisition or purchase, direct or indirect, of ten percent (10%) or more of the consolidated assets of UFBC or ten percent (10%) or more of any class of equity or voting securities of UFBC or the UFBC Subsidiaries whose assets, individually or in the aggregate, constitute more than ten percent (10%) of the consolidated assets of UFBC; or (iii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning ten percent (10%) or more of any class of equity or voting securities of UFBC or the UFBC Subsidiaries whose assets, individually or in the aggregate, constitute more than ten percent (10%) of the consolidated assets of UFBC.

(d)                                 For purposes of this Agreement, a “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made by a person or entity (or group of persons or entities acting in concert within the meaning of Rule 13d-5 under the Exchange Act) that the Board of Directors of UFBC concludes in good faith, after consultation with its financial and outside legal advisors, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and including the terms and conditions of this Agreement (A) is more favorable to the stockholders of UFBC from a financial point of view, than the transactions contemplated by this Agreement and (B) is fully financed or reasonably capable of being fully financed and reasonably likely to receive all required approvals of Governmental Authorities on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the Acquisition Proposal shall have the meaning assigned to such term in Section 5.5(c), except the reference to “ten percent (10%) or more” in such definition shall be deemed to be a reference to “a majority” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving UFBC or The Business Bank.

(e)                                  Except as otherwise provided in this Agreement (including Section 7.1), nothing in this Section 5.5 shall permit UFBC to terminate this Agreement or affect any other obligation of UFBC under this Agreement.

(f)                                   UFBC agrees that any violation of the restrictions set forth in this Section 5.5 by any representative of UFBC shall be deemed a breach of this Section 5.5 by UFBC.

5.6                               Applications and Consents.

(a)                                 The parties hereto shall cooperate and use their reasonable best efforts to prepare as promptly as possible all documentation to effect all filings and to obtain all permits, consents, approvals and authorizations of each Governmental Authority and all third parties necessary to consummate the transactions contemplated by this Agreement (the “Regulatory Approvals”) and will make all necessary filings in respect of the Regulatory Approvals as soon as practicable, but in no event more than forty-five (45) days after the date hereof, subject to the receipt of information from UFBC necessary for inclusion therein.

(b)                                 Each party hereto will promptly furnish to the other party copies of applications filed with all Governmental Authorities and copies of written communications received by such party from any Governmental Authority with respect to the transactions contemplated hereby.  Each party will consult with the other party with respect to the obtaining of all Regulatory Approvals and other material consents from third parties advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.  All documents that the parties or their respective subsidiaries are responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Approvals) will comply as to form in all material respects with the provisions of applicable law.

5.7                               Public Announcements.

Prior to the Effective Time, UFBC and CFNL will consult with each other as to the form and substance of any press release or other public statement materially related to this Agreement prior to issuing such press release or public statement or making any other public disclosure related thereto (including any broad based employee communication that is reasonably likely to become the subject of public disclosure).

5.8                               Affiliate Agreements.

UFBC has identified to CFNL all persons who are, as of the date hereof, directors or executive officers of UFBC.  UFBC shall have delivered to CFNL on or prior to the date hereof executed copies of a written agreement in the form of Exhibit 5.8 hereto from each such UFBC director or executive officer.

5.9                               Employee Benefit Plans.

(a)                                 CFNL at its election shall either: (i) provide generally to officers and employees of UFBC and the UFBC Subsidiaries, who at or after the Effective Time become employees of CFNL or the CFNL Subsidiaries (“UFBC Continuing Employees”), employee benefits under the CFNL Benefit Plans (with no break in coverage), on terms and conditions which are the same as for similarly situated officers and employees of CFNL and the CFNL Subsidiaries; or (ii) maintain for the benefit of the UFBC Continuing Employees, the UFBC Benefit Plans maintained by UFBC immediately prior to the Effective Time; provided that CFNL may take action to amend any UFBC Benefit Plan immediately prior to the Effective Time to comply with any law or, so long as the benefits provided under those UFBC Benefit Plans following such amendment are no less favorable to the UFBC Continuing Employees than benefits provided by CFNL to its officers and employees under any comparable CFNL Benefit Plans, as necessary and appropriate for other business reasons.

(b)                                 For purposes of participation, vesting and benefit accrual (except not for purposes of benefit accrual with respect to any plan in which such credit would result in a duplication of benefits) under the CFNL Benefit Plans, service with or credited by UFBC or any of the UFBC Subsidiaries shall be treated as service with CFNL.  To the extent permitted under applicable law, CFNL shall cause welfare CFNL Benefit Plans maintained by CFNL that cover the UFBC Continuing Employees after the Effective Time to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability (except for pre-existing conditions that were excluded, or restrictions or limitations that were applicable, under the UFBC Benefit Plans), and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the UFBC Continuing Employees under welfare UFBC Benefit Plans to be credited to such UFBC Continuing Employees under welfare CFNL Benefit Plans, so as to reduce the amount of any deductible, co-insurance or maximum out-of-pocket payments payable by such UFBC Continuing Employees under welfare CFNL Benefit Plans.

(c)                                  Each employee of UFBC or any UFBC Subsidiary at the Effective Time whose employment is involuntarily terminated other than for cause by UFBC or CFNL effective as of or after the Effective Time, but on or before the date that is six (6) months from the Effective Time, excluding any employee who has a contract providing for severance, shall (i) be entitled to receive severance payments in an amount equal to two (2) weeks base weekly pay for each full year of service based upon the employee’s date of hire (plus a prorated amount for each partial year of service, such service determined by taking into account service with the UFBC, CFNL or any of its respective subsidiaries), with a minimum of four (4) and a maximum of twenty-six (26) weeks of base pay, and (ii) be offered one (1) month of outplacement assistance by CFNL.  Such severance payments will be in lieu of any severance pay plans that may be in effect at UFBC or any of UFBC Subsidiary prior to the Effective Time.

(d)                                 UFBC and CFNL acknowledge that it may be appropriate to provide certain employees of UFBC and the UFBC Subsidiaries who will not be retained as employees of CFNL with an incentive, in the form of a “retention” or “pay to stay” bonus, to remain in the employ of UFBC or CFNL until the Effective Time, until the completion of a systems conversion or some other transition period following the Effective Time.  UFBC may adopt, in consultation with and approval by CFNL, a retention plan (the “Retention Plan”) which may include a retention pool of not more than $200,000.  UFBC and CFNL shall consult with each other with respect to the identification of such employees, and the timing and amount of the payment of any such bonus pursuant to this Section 5.9(d) shall be subject to approval by UFBC and CFNL in writing.  All payments pursuant to this Section 5.9(d) shall be made by CFNL, except that to the extent paid or accrued by UFBC.  No such payment made or agreed to prior to the Effective Time shall be considered in determining whether there has been a Material Adverse Effect on UFBC.

(e)                                  With respect to UFBC’s 401(k) plan, UFBC shall cause such plan to be terminated effective immediately prior to the Effective Time, in accordance with applicable law and subject to the receipt of all applicable regulatory or governmental approvals.  Each UFBC Continuing Employee who was a participant in the UFBC 401(k) plan and who continues in the employment of CFNL or any CFNL Subsidiary shall be eligible to participate in CFNL’s 401(k) plan on or as soon as administratively practicable after the Effective Time, and account balances under the terminated UFBC 401(k) plan will be eligible for distribution or rollover, including direct rollover, to CFNL’s 401(k) for UFBC Continuing Employees.  Any other former employee of UFBC or the UFBC Subsidiaries who is employed by CFNL or the CFNL Subsidiaries after the Effective Time shall be eligible to be a participant in the CFNL 401(k) plan upon complying with eligibility requirements.  All rights to participate in CFNL’s 401(k) plan are subject to CFNL’s right to amend or terminate the plan.  For purposes of administering CFNL’s 401(k) plan, service with UFBC and the UFBC Subsidiaries shall be deemed to be service with CFNL for participation and vesting purposes, but not for purposes of benefit accrual.

(f)                                   Nothing in this Section 5.9 shall be interpreted as preventing CFNL, from and after the Effective Time, from amending, modifying or terminating any CFNL Benefit Plans or UFBC Benefit Plans or any other contracts, arrangements, commitments or plans of either party in accordance with their terms and applicable law.

5.10                        Reservation of Shares; NASDAQ Listing.

(a)                                 CFNL shall take all corporate action as may be necessary to authorize and reserve for issuance such number of shares of CFNL Common Stock to be issued pursuant to this Agreement, and to cause all such shares, when issued pursuant to this Agreement, to be duly authorized, validly issued, fully paid and nonassessable.

(b)                                 CFNL shall use all reasonable best efforts to cause the shares of CFNL Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.

5.11                        Financial Ability.

On the Effective Time and through the date of payment of the aggregate amount of the Cash Consideration issuable pursuant to Article 3 hereof, CFNL shall have all funds necessary to consummate the Merger and pay the aggregate amount of the Cash Consideration to the holders of UFBC Common Stock pursuant to Article 2 hereof.

5.12                        Indemnification; Insurance.

(a)                                 Following the Effective Time, CFNL shall indemnify, defend and hold harmless any person who has rights to indemnification from UFBC, to the same extent and on the same conditions as such person was entitled to indemnification pursuant to applicable law and UFBC’s Organizational Documents, as in effect on the date of this Agreement.  Without limiting the foregoing, in any case in which corporate approval may be required to effectuate any indemnification, CFNL shall direct, if the party to be indemnified elects, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between CFNL and the indemnified party.

(b)                                 CFNL shall, at or prior to the Effective Time, purchase a six (6) year “tail” prepaid policy on the same terms and conditions as the existing directors’ and officers’ liability (and fiduciary) insurance maintained by UFBC from insurance carriers with comparable credit ratings, covering, without limitation, the Merger; provided, however, that the cost of such “tail” policy shall in no event exceed two hundred percent (200%) of the amount of the last annual premium paid by UFBC for such existing directors’ and officers’ liability (and fiduciary) insurance.  If, but for the proviso to the immediately preceding sentence, CFNL would be required to expend more than two hundred percent (200%)of current annual premiums, CFNL will obtain the maximum amount of that insurance obtainable by payment of annual premiums equal to two hundred percent (200%) of current annual premiums.

(c)                                  The provisions of this Section 5.12 are intended to be for the benefit of and shall be enforceable by each indemnified party and his or her heirs and representatives.

5.13                        Employment Arrangements.

As of the date hereof, CFNL has entered into an employment agreement, which will become effective as of the Effective Time, with Harold C. Rauner, in the form set forth in Exhibit 5.13 hereto.

5.14                        Notice of Deadlines.

UFBC has set forth in Section 5.14 of its Disclosure Schedule a complete and accurate list of the deadlines for extensions or terminations of all material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which UFBC or any of the UFBC Subsidiaries is a party.

5.15                        Consent to Assign and Use Leased Premises.

On Section 5.15 of its Disclosure Schedule, UFBC has provided a list of all leases with respect to real or personal property used by it or any UFBC Subsidiary.  With respect to the leases disclosed in Section 5.15 of its Disclosure Schedule, UFBC and each of the UFBC Subsidiaries will use commercially reasonable efforts to obtain all consents necessary or appropriate to transfer and assign, as of the Effective Time, all right, title and interest of UFBC and each of the UFBC Subsidiaries to CFNL or an appropriate CFNL Subsidiary and to permit the use and operation of the leased premises by CFNL or an appropriate CFNL Subsidiary.

5.16                        Takeover Laws.

If any federal or state anti-takeover laws or regulations may become, or may purport to be, applicable to the transactions contemplated hereby, each party hereto and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary and legally permissible so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such laws or regulations on any of the transactions contemplated by this Agreement.

5.17                        Change of Method.

CFNL and UFBC shall be empowered, upon their mutual agreement and at any time prior to the Effective Time (and whether before or after the UFBC Stockholders Meeting), to change the method or structure of effecting the combination of CFNL and UFBC (including the provisions of Article 1), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that no such change shall (i) alter or change the Exchange Ratio or amount of cash to be received by UFBC stockholders in exchange for each share of UFBC Common Stock, (ii) adversely affect the tax treatment of CFNL or UFBC pursuant to this Agreement or (iii) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties hereto agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.

5.18                        Supplemental Indenture.

Prior to the Effective Time, UFBC and CFNL shall take all actions necessary for CFNL to enter into a supplemental indenture with the trustee of the Indenture dated December 30, 2004, for UFBC’s junior subordinated debt securities due March 15, 2035, to evidence the succession of CFNL as the obligor on those securities as of the Effective Time.  CFNL agrees to assume UFBC’s obligations under the above Indenture and related subordinated debenture as well as under guaranty agreements related to preferred trust securities issued by UFBC’s trust subsidiary, UFBC Capital Trust I.

5.19                        SBLF Redemption.

As soon as practicable following (i) the receipt of UFBC Stockholders Approval and the relevant approval of such transaction by Governmental Authorities under applicable laws, and (ii) the agreement by UFBC and CFNL that all conditions to closing have been satisfied or waived (other than the delivery of opinions, certificates and other documents on the Closing Date as provided for herein), and in any event not later than immediately prior to or at the Closing Date, UFBC will redeem from the Treasury (or any other holder) each share of SBLF Preferred Stock issued and outstanding in such amount as shall be determined in accordance with the terms of the SBLF Preferred Stock set forth in UFBC’s articles of incorporation and the terms of any securities purchase and/or such other agreements required to be entered into by and between UFBC and the Treasury (or any other holder) in order to effect such redemption.  Such SBLF Preferred Stock shall, at the Effective Time, cease to exist, and the certificates for such shares shall be cancelled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.  Prior to and at the Closing Date, UFBC shall take such actions as may be required for closing in connection with the SBLF Preferred Stock.

5.20                        Shareholder Litigation.

Each of CFNL and UFBC shall give the other prompt notice of any shareholder litigation against such party or its directors or affiliates (or combination thereof) relating to the transactions contemplated by this Agreement and shall give the other the opportunity to participate in, but not control, the defense or settlement of any such litigation.  In addition, no such settlement by UFBC shall be agreed to without CFNL’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE 6

Conditions to the Merger

6.1                               General Conditions.

The respective obligations of each party to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by each party pursuant to Section 8.3.

(a)                                 Corporate Action.  All corporate action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken, including without limitation the UFBC Stockholders Approval.

(b)                                 Regulatory Approvals.  CFNL and UFBC shall have received all Regulatory Approvals required in connection with the transactions contemplated by this Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect; provided, that no such approvals shall contain (i) any conditions, restrictions or requirements that would, after the Effective Time, have or be reasonably likely to have a Material Adverse Effect on CFNL (after giving effect to the Merger) in the reasonable opinion of CFNL, or (ii) any conditions, restrictions or requirements that would, after the Effective Time, be unduly burdensome in the reasonable opinion of CFNL.

(c)                                  Registration Statement.  The Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(d)                                 NASDAQ Listing.  The shares of the CFNL Common Stock to be issued to the holders of UFBC Common Stock upon consummation of the Merger shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

(e)                                  Legal Proceedings.  Neither party shall be subject to any order, decree or injunction of (i) a court or agency of competent jurisdiction or (ii) a Governmental Authority that enjoins or prohibits the consummation of the Merger.

(f)                                   Federal Tax Opinion.  CFNL and UFBC shall have received a written opinion, dated the Closing Date, from LeClairRyan, A Professional Corporation, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of CFNL and UFBC reasonably satisfactory in form and substance to such counsel.

6.2                               Conditions to Obligations of CFNL.

The obligations of CFNL to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by CFNL pursuant to the provisions of this Section 6.2 and Section 8.3.

(a)                                 Representations and Warranties.  The representations and warranties of UFBC set forth in Section 3.3, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier or specific date) as of all times up to and including the Closing Date as though made on and as of the Closing Date, and CFNL shall have received a certificate, dated as of the Closing Date, signed on behalf of UFBC by the Chief Executive Officer and Chief Financial Officer of UFBC to such effect.

(b)                                 Performance of Obligations.  UFBC and each of the UFBC Subsidiaries shall have performed in all material respects all obligations required to be performed by it under this Agreement before the Closing Date, and CFNL shall have received a certificate, dated as of the Closing Date, signed on behalf of UFBC by the Chief Executive Officer and Chief Financial Officer of UFBC to such effect.

(c)                                  Loans and Non-Performing Assets.  (i) As of the month-end prior to the Closing Date, UFBC shall have on a consolidated basis an amount of Loans, net of unearned income, calculated for the purposes of this Section 6.2(c) in accordance with GAAP applied in a manner consistent with UFBC’s consolidated financial statements as of and for the year ended December 31, 2012, which in the aggregate equal or exceed $215,000,000; and (ii) as of the month-end prior to the Closing Date, UFBC shall not have non-performing assets (consisting of non-accrual Loans, Loans delinquent ninety (90) days or more but still accruing interest and OREO) and troubled debt restructurings, in each case, determined in accordance with GAAP, which in the aggregate exceed $3,750,000; provided, however, that CFNL shall be deemed to have waived this condition in the event the Closing Date occurs after June 30, 2014.

(d)                                 Minimum Total Common Stockholders’ Equity.  As of the month-end prior to the Closing Date, UFBC shall not have total common stockholders’ equity (as adjusted pursuant to the following sentence) of less than $26,000,000, provided, however, that CFNL shall be deemed to have waived this condition in the event the Closing Date occurs after June 30, 2014.  UFBC’s total common stockholders’ equity shall be calculated for the purposes of this Section 6.2(d) in accordance with GAAP applied in a manner consistent with UFBC’s consolidated financial statements as of and for the year ended December 31, 2012; provided, however, that for purposes of this Section 6.2(d), UFBC’s net income or loss for the period beginning on July 1, 2013 and ending as of the month-end prior to the

Closing Date shall exclude the effect of (i) any reserves or charge-offs that are requested to be made by CFNL; (ii) accumulated other comprehensive income; and (iii) any expenses or other costs incurred by UFBC that are associated with or result directly from the Merger, including, but not limited to: (A) the fees and expenses incurred by UFBC to pay Sandler O’Neill + Partners, L.P.’s fee,  (B) the fees and expenses incurred by UFBC to pay its counsel and accountants, (C) the printing, mailing and proxy solicitation costs incurred in connection with the UFBC Stockholders Meeting, and (D) data processing termination, conversion and deconversion expenses. Accordingly, and for the avoidance of doubt, the calculation of total common stockholders’ equity for purposes of this Section 6.2(d) shall be adjusted to add back the items described in clauses (i), (ii) and (iii) above.

(e)                                  Deposit Level.  As of the month-end prior to the Closing Date, UFBC shall have, on a consolidated basis, deposits which in the aggregate equal or exceed $285,000,000, excluding brokered or internet deposits, provided, however, that CFNL shall be deemed to have waived this condition in the event the Closing Date occurs after June 30, 2014.

(f)                                   Mortgage Loan Buy-Backs.  From the date of this Agreement until the Closing Date, UFBC shall not have incurred losses or have been notified of potential losses, as the case may be, with respect to any and all residential mortgage loans originated by UFBC or any of the UFBC Subsidiaries that were sold in the secondary mortgage market and which have been re-purchased by it or any of the UFBC Subsidiaries or which UFBC has been notified of potential re-purchase by it or any of the UFBC Subsidiaries, as the case may be, which in the aggregate exceed $1,000,000, provided, however, that CFNL shall be deemed to have waived this condition in the event the Closing Date occurs after June 30, 2014.

(g)                                  Dissenting Shares. Dissenting Shares shall not represent ten percent (10%) or more of the outstanding shares of UFBC Common Stock unless waived in the sole discretion of CFNL.

(h)                                 SBLF Redemption.  The redemption of the SBLF Preferred Stock provided for in Section 5.19 shall have occurred.

6.3                               Conditions to Obligations of UFBC.

The obligations of UFBC to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by UFBC pursuant to Section 8.3.

(a)                                 Representations and Warranties.  The representations and warranties of CFNL set forth in Section 3.4, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier or specific date) as of all times up to and including the Closing Date as though made on and as of the Closing Date, and UFBC shall have received a certificate, dated as of the Closing Date, signed on behalf of CFNL by the Chief Executive Officer and Chief Financial Officer of CFNL to such effect.

(b)                                 Performance of Obligations.  CFNL and each of the CFNL Subsidiaries shall have performed in all material respects all obligations required to be performed by it under this Agreement before the Closing Date, and UFBC shall have received a certificate, dated as of the Closing Date, signed on behalf of CFNL by the Chief Executive Officer and Chief Financial Officer of CFNL to such effect.

ARTICLE 7

Termination

7.1                               Termination.

This Agreement may be terminated and the Merger abandoned at any time before the Effective Time, whether before or after the approval of the Merger by the stockholders of UFBC, as provided below:

(a)                                 Mutual Consent.  By the mutual consent in writing of CFNL and UFBC;

(b)                                 Closing Delay.  By either CFNL or UFBC, evidenced by written notice, if the Merger has not been consummated by June 30, 2014 or such later date as shall have been agreed to in writing by the parties, provided that the right to terminate under this Section 7.1(b) shall not be available to any party whose breach or failure to perform an obligation hereunder has caused the failure of the Merger to occur on or before such date;

(c)                                  Breach of Representation or Warranty.  By either CFNL or UFBC (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a breach or inaccuracy of any representation or warranty of the other party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach or inaccuracy and which breach or inaccuracy (subject to the applicable standard set forth in Section 3.2) would provide the terminating party the ability to refuse to consummate the Merger under Section 6.2(a) in the case of CFNL and Section 6.3(a) in the case of UFBC;

(d)                                 Breach of Covenant or Agreement.   By either CFNL or UFBC (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach;

(e)                                  Conditions to Performance Not Met.  By either CFNL or UFBC (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger set forth in Section 6.2 or Section 6.3, as applicable, cannot be satisfied or fulfilled by the date specified in Section 7.1(b), as the date after which such party may terminate this Agreement;

(f)                                   Solicitation and Recommendation Matters; UFBC Stockholders Meeting Failure.  At any time prior to the UFBC Stockholders Meeting, by CFNL if (i) UFBC shall have breached Section 5.5, (ii) the UFBC Board of Directors shall have failed to make its recommendation referred to in Section 5.3, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of CFNL or (iii) UFBC shall have materially breached its obligations under Section 5.3 by failing to call, give notice of, convene and hold the UFBC Stockholders Meeting in accordance with Section 5.3;

(g)                                  No UFBC Stockholders Approval.  By either CFNL or UFBC, if the UFBC Stockholders Approval shall not have been attained by reason of the failure to obtain the required vote at the UFBC Stockholders Meeting or any adjournment thereof;

(h)                                 Termination Event.  By CFNL upon the occurrence of a Termination Event (as defined in Section 7.4(e) hereof); or

(i)                                     Other Agreement.  At any time prior to the UFBC Stockholders Meeting, by UFBC in order to enter into an acquisition agreement or similar agreement with respect to a Superior Proposal which has been received and considered by UFBC and the UFBC Board of Directors in compliance with Section 5.5 hereof; provided that this Agreement may be terminated by UFBC pursuant to this Section 7.1(i) only after the fifth business day following UFBC’s provision of written notice to CFNL advising CFNL that the UFBC Board of Directors is prepared to accept a Superior Proposal, and only if, during such five-business day period, CFNL does not, in its sole discretion, make an offer to UFBC that the UFBC Board of Directors determines in good faith, after consultation with its financial and outside legal advisors, is at least as favorable as the Superior Proposal.

7.2                               Effect of Termination.

(a)                                 In the event of termination of this Agreement by either party as provided in Section 7.1, none of CFNL, UFBC, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability hereunder or in connection with the transactions contemplated hereby, except that (i) Section 5.2(c) (Confidentiality), Section 5.7 (Public Announcements), this Article 7 (Termination) and Article 8 (General Provisions) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

(b)                                 The parties acknowledge that the business and assets of UFBC and The Business Bank, and the combination of CFNL and UFBC, are unique and that, if the parties fail to consummate the transactions contemplated by this Agreement, the parties may have no adequate remedy at law. UFBC and CFNL shall each be entitled, in addition to the rights provided by this Agreement and its other remedies at law, to specific performance of this Agreement if the other party shall, without cause, refuse to consummate the transactions contemplated by this Agreement.

7.3                               Non-Survival of Representations, Warranties and Covenants.

None of the representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 5.12 and for any other covenant and agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Time.

7.4                               Fees and Expenses.

(a)                                 Each of the parties shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated herein, including fees and expenses of its own financial consultants, accountants and legal advisors, except that the costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC and other Governmental Authorities in connection with the Merger shall be borne equally by CFNL and UFBC.

(b)                                 In recognition of the effort made, the expenses incurred and the other opportunities for acquisition forgone by CFNL while structuring the Merger, UFBC shall pay CFNL the sum of $2,000,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i)                                     if this Agreement is terminated by CFNL pursuant to Section 7.1(f) or Section 7.1(h), or by UFBC pursuant to Section 7.1(i), payment shall be made to CFNL concurrently with the termination of this Agreement; or

(ii)                                  if this Agreement is terminated (A) by CFNL pursuant to Section 7.1(c) or Section 7.1(d) or Section 7.1(e), (B) by either CFNL or UFBC pursuant to Section 7.1(b), or (C) by either CFNL or UFBC pursuant to Section 7.1(g), and in the case of any termination pursuant to clause (A), (B) or (C) an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the stockholders, senior management or the Board of Directors of UFBC (or any person or entity shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of UFBC contemplated by this Agreement at the UFBC Stockholders Meeting, in the case of clause (C), or prior to the date of termination, in the case of clause (A) or (B), then (1) if within twelve (12) months after such termination UFBC enters into an agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then UFBC shall pay to CFNL the Termination Fee on the date of execution of such agreement (regardless of whether such transaction is consummated before or after the termination of this Agreement) or the consummation of such transaction, or (2) if a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above) is consummated otherwise than pursuant to an agreement with UFBC within twelve (12) months after the termination of this Agreement, then UFBC shall pay to CFNL the Termination Fee on the date when such transaction is consummated.

(c)                                  The agreements contained in paragraph (b) of this Section 7.4 shall be deemed an integral part of the transactions contemplated by this Agreement, that without such agreements the parties would not have entered into this Agreement and that no such amount constitutes a penalty or liquidated damages in the event of a breach of this Agreement by UFBC or CFNL.  If UFBC or CFNL fails to pay or cause payment to the other party the amount(s) due under paragraph (b) above at the time specified therein, the party so failing to pay shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action in which such other party prevails, including the filing of any lawsuit, taken to collect payment of such amount(s), together with interest on the amount of any such unpaid amount(s) at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amount(s) were required to be paid until the date of actual payment.

(d)                                 For the purposes of this Agreement, a “Termination Event” shall mean any of the following events or transactions occurring after the date hereof:

(i)                                     (A) UFBC or The Business Bank, without having received CFNL’s prior written consent, shall have entered into an agreement with any person to (1) acquire, merge or consolidate, or enter into any similar transaction, with UFBC or The Business Bank, or (2) purchase, lease or otherwise acquire all or substantially all of the assets of UFBC or The Business Bank; or (B) UFBC or The Business Bank, without having received CFNL’s prior written consent, shall have entered into an agreement with any person to purchase or otherwise acquire directly from UFBC securities representing ten percent (10%) or more of the voting power of UFBC; or

(ii)                                  a tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of UFBC Common Stock is commenced (other than by CFNL or a CFNL Subsidiary), and the UFBC Board recommends that the stockholders of UFBC tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten-business day period specified in Rule 14e-2(a) under the Exchange Act.

(e)                                  Any payment required to be made pursuant to Section 7.4 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment in the notice of demand for payment delivered pursuant to this Section 7.4.

ARTICLE 8

General Provisions

8.1                               Entire Agreement.

This Agreement, including the Disclosure Schedules of CFNL and UFBC and the exhibits hereto, contains the entire agreement between CFNL and UFBC with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

8.2                               Binding Effect; No Third Party Rights.

This Agreement shall bind CFNL and UFBC and their respective successors and assigns.  Other than Sections 5.9, 5.10, 5.11, 5.12 and 5.13, nothing in this Agreement is intended to confer upon any person, other than the parties hereto or their respective successors, any rights or remedies under or by reason of this Agreement.

8.3                               Waiver and Amendment.

Any term or provision of this Agreement may be waived in writing at any time by the party that is, or whose stockholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by a written instrument duly executed by the parties hereto at any time (which writing shall expressly state the intent to amend or modify this Agreement), whether before or after the date of the UFBC Stockholders Meeting, except statutory requirements and requisite approvals of stockholders and Governmental Authorities.

8.4                               Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

8.5                               Notices.

All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given (i) on the date given if delivered prior to 5:00 p.m. Eastern time on a business day, personally or by confirmed telecopier, in each case with a hard copy sent by registered or certified first class mail, personally or by commercial overnight delivery service; (ii) on the date received if sent by commercial overnight delivery service; or (iii) on the third business day after being mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to CFNL:

Bernard H. Clineburg

Chairman and Chief Executive Officer

Cardinal Financial Corporation

8270 Greensboro Drive, Suite 500

McLean, Virginia  22102

Tele:                     (703) 584-3444

Fax:                       (703) 584-3477

with a copy to:

Scott H. Richter, Esq.

LeClairRyan, A Professional Corporation

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

Tele:                     (804) 343-4079

Fax:                       (804) 783-7621

If to UFBC:

Harold C. Rauner

President and Chief Executive Officer

United Financial Banking Companies, Inc.

133 Maple Avenue East

Vienna, Virginia  22180

Tele:                     703-938-0535 ext. 4401

Fax:                       (703) 938-5315

with a copy to:

Noel M. Gruber, Esq.
BuckleySandler LLP
1250 24th Street NW, Suite 700
Washington, DC 20037
Tele:                     (202) 349-8043
Fax:                       (202) 349-8080

8.6                               Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

8.7                               Waiver of Jury Trial.

Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement.  Each party certifies and acknowledges that (i) it understands and has considered the implications of this waiver and (ii) it makes this waiver voluntarily.

8.8                               Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof.  Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.  Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.

CARDINAL FINANCIAL CORPORATION

By:	/s/ Bernard H. Clineburg
Bernard H. Clineburg
Chairman and Chief Executive Officer

UNITED FINANCIAL BANKING COMPANIES, INC.

By:	/s/ Harold C. Rauner
Harold C. Rauner
President and Chief Executive Officer

EXHIBIT 1.1

To the Agreement and

Plan of Reorganization

PLAN OF MERGER

BETWEEN

CARDINAL FINANCIAL CORPORATION

AND

UNITED FINANCIAL BANKING COMPANIES, INC.

Pursuant to this Plan of Merger (“Plan of Merger”), United Financial Banking Companies, Inc., a Virginia corporation (“UFBC”), shall merge with and into Cardinal Financial Corporation (“CFNL”), a Virginia corporation.

ARTICLE 1

Terms of the Merger

Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of September 9, 2013, between CFNL and UFBC (the “Agreement”), at the Effective Time (as defined herein), UFBC shall be merged with and into CFNL (the “Merger”) in accordance with the provisions of Virginia law, and with the effect set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”).  The separate corporate existence of UFBC thereupon shall cease, and CFNL shall be the surviving corporation in the Merger.  The Merger shall become effective on such date and time as may be determined in accordance with Section 1.2 of the Agreement (the “Effective Time”).

ARTICLE 2

Merger Consideration; Exchange Procedures

2.1                               Conversion of Shares; Exchange of Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of the stockholders of UFBC and CFNL, as the case may be, such stockholders will be entitled to the following:

(a)                                 Each share of common stock, par value $1.00 per share, of CFNL (“CFNL Common Stock”), that is issued and outstanding immediately before the Effective Time shall remain issued and outstanding and shall remain unchanged by the Merger.

(b)                                 Each share of common stock, par value $1.00 per share, of UFBC (“UFBC Common Stock”), that is issued and outstanding immediately before the Effective Time (other than the Dissenting Shares as defined in Section 2.8) will be converted into and exchanged for the right to receive (i) 1.154 shares (the “Exchange Ratio”) of CFNL Common Stock (the “Stock Consideration”) and (ii) a cash sum of $19.13 (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”).

(c)                                  All shares of UFBC Common Stock converted pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time.

(d)                                 Each certificate previously representing shares of UFBC Common Stock (a “UFBC Common Certificate”) shall cease to represent any rights except the right to receive with respect to each underlying share of UFBC Common Stock (i) the Merger Consideration upon the surrender of such UFBC Common Certificate in accordance with Section 2.2, and (ii) any dividends or distributions or cash in lieu of financial shares which the holder thereof has the right to receive pursuant to Sections 2.4 and 2.6.

(e)                                  Each share of UFBC Common Stock held by either party and each share of CFNL Common Stock held by UFBC or any of the UFBC Subsidiaries (as defined in the Agreement) prior to the Effective Time (in each case other than in a fiduciary or agency capacity or on behalf of third parties as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist at the Effective Time and no consideration shall be issued in exchange therefor; provided, that such shares of CFNL Common Stock shall resume the status of authorized and unissued shares of CFNL Common Stock.

2.2                               Exchange Procedures.

(a)                                 At or before the Closing Date, CFNL shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Company, its transfer agent, or such other independent, third party transfer agent or depository or trust institution of recognized standing approved by CFNL and reasonably acceptable to UFBC (in such capacity, the “Exchange Agent”), for the benefit of the holders of the UFBC Common Certificates, (i) certificates representing the shares of CFNL Common Stock issuable pursuant to this Article 2, and (ii) cash equal to the aggregate amount of the Cash Consideration issuable pursuant to this Article 2, together with any dividends or distributions with respect thereto and any cash to be paid in lieu of fractional shares without any interest thereon (the “Exchange Fund”), in exchange for certificates representing outstanding shares of UFBC Common Stock.

(b)                                 As promptly as practicable after the Effective Time, CFNL shall cause the Exchange Agent to send to each former stockholder of record of UFBC immediately before the Effective Time transmittal materials for use in exchanging such stockholder’s UFBC Common Certificates for the Merger Consideration, as provided for herein.

(c)                                  CFNL shall cause the Merger Consideration into which shares of UFBC Common Stock are converted at the Effective Time or dividends or distributions which such stockholder shall be entitled to receive and any cash to be paid in lieu of fractional shares to be issued and paid to such stockholder upon delivery to the Exchange Agent of UFBC Common Certificates representing such shares of UFBC Common Stock, together with the transmittal materials duly executed and completed in accordance with the instructions thereto.  No interest will accrue or be paid on any such cash to be paid pursuant to Sections 2.4 or 2.6.

(d)                                 Any UFBC stockholder whose UFBC Common Certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to the Merger Consideration, dividends or distributions, and cash in lieu of fractional shares to which such stockholder shall be entitled upon compliance with reasonable conditions imposed by CFNL pursuant to applicable law and as required in accordance with CFNL’s standard policy (including the requirement that the shareholder furnish a surety bond or other customary indemnity).

(e)                                  Any portion of the Exchange Fund that remains unclaimed by the stockholders of UFBC for six (6) months after the Effective Time shall be returned to CFNL (together with any earnings in respect thereof).  Any stockholders of UFBC who have not complied with this Article 2 shall thereafter be entitled to look only to CFNL, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of UFBC Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon.

(f)                                   None of the Exchange Agent, CFNL, UFBC or any of the CFNL Subsidiaries or the UFBC Subsidiaries (as such terms are defined in the Agreement) shall be liable to any stockholder of UFBC for any amount of property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.3                               UFBC Stock Options and Warrants.

(a)                                 Each option to purchase shares of UFBC Common Stock (a “UFBC Stock Option”) granted under an equity based compensation plan of UFBC (“UFBC Stock Plan”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, at the Effective Time, without any action on the part of the holder thereof, be converted into an obligation of CFNL to pay (or cause to be paid) and a right of the holder of the UFBC Stock Option to receive, cash in an amount equal to the product of (i) the amount equal to $38.26 minus the per share exercise price of such UFBC Stock Option, and (ii) the number of shares of UFBC Common Stock subject to such UFBC Stock Option.  In the event that the product obtained by such calculation with respect to a UFBC Stock Option is zero or a negative number, then such UFBC Stock Option shall, immediately prior to the Effective Time, be cancelled for no consideration.  The amount determined in accordance with the foregoing shall be paid to the applicable holder of a UFBC Stock Option as soon as reasonably practicable following the Closing Date and in no event later than thirty (30) days following the Closing Date.

(b)                                 Subject to the approval or consent of the holders thereof, each warrant or warrant agreement to purchase shares of UFBC Common Stock issued or entered into by UFBC (a “UFBC Warrant”), that is outstanding immediately prior to the Effective Time shall, at the Effective Time, without any action on the part of the holder thereof, be converted into an obligation of CFNL to pay (or cause to be paid) and a right of the holder of the UFBC Warrant to receive, cash in an amount equal to the product of (i) the amount equal to $38.26 minus the per share exercise price of such UFBC Warrant, and (ii) the number of shares of UFBC Common Stock subject to such UFBC Warrant.  In the event that the product obtained by such calculation with respect to a UFBC Warrant is zero or a negative number, then such UFBC Warrant shall, immediately prior to the Effective Time, be cancelled for no consideration.  The amount determined in accordance with the foregoing shall be paid to the applicable holder of a UFBC Warrant as soon as reasonably practicable following the Closing Date and in no event later than thirty (30) days following the Closing Date.  In the event that any holder of a UFBC Warrant does not approve or consent to the conversion of such UFBC Warrant into the right to receive cash as set forth above, such UFBC Warrant will be converted into a warrant or warrant agreement of CFNL for CFNL Common Stock pursuant to the terms of the UFBC Warrant.

2.4                               No Fractional Shares.

Each holder of shares of UFBC Common Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of CFNL Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of CFNL Common Stock multiplied by the closing sale price of CFNL Common Stock on the NASDAQ Global Select Market for the trading day immediately preceding (but not including) the Effective Time.

2.5                               Anti-Dilution.

In the event CFNL changes (or establishes a record date for changing) the number of shares of CFNL Common Stock issued and outstanding before the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, appropriate and proportional adjustments will be made to the Exchange Ratio.

2.6                               Dividends.

No dividend or other distribution payable to the holders of record of UFBC Common Stock at, or as of, any time after the Effective Time will be paid to the holder of any UFBC Common Certificate until such holder physically surrenders such certificate (or furnishes a surety bond or a customary indemnity that such certificate is lost, destroyed, stolen or otherwise missing as provided in Section 2.2(d)) for exchange as provided in Section 2.2 of this Plan of Merger, promptly after which time all such dividends or distributions will be paid (without interest).

2.7                               Withholding Rights.

The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code (as defined in the Agreement) or any provision of state, local or foreign Tax (as defined in the Agreement) law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority (as defined in the Agreement) by the Exchange Agent, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent.

2.8                               Dissenting Shares.

Any holder of shares of UFBC Common Stock who perfects such holder’s appraisal rights in accordance with and as contemplated by Sections 13.1-729 through 13.1-741.1 of the VSCA shall be entitled to receive from CFNL, in lieu of the Merger Consideration, the value of such shares as to which appraisal rights have been perfected in cash as determined pursuant to the VSCA; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with all applicable provisions of the VSCA, and surrendered to UFBC the certificate or certificates representing the shares for which payment is being made.  In the event that after the Effective Time a dissenting stockholder of UFBC fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s shares, CFNL shall issue and deliver the consideration to which such holder of shares of UFBC Common Stock is entitled under this Article 2 (without interest) upon surrender by such holder of the UFBC Common Certificate representing such shares.

ARTICLE 3

Articles of Incorporation and Bylaws of CFNL

The Articles of Incorporation of CFNL as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of CFNL at and after the Effective Time until thereafter amended in accordance with applicable law.  The Bylaws of CFNL as in effect immediately prior to the Effective Time shall be the Bylaws of CFNL at and after the Effective Time until thereafter amended in accordance with applicable law.

ARTICLE 4

Conditions Precedent

The obligations of CFNL and UFBC to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.

EXHIBIT 1.3(a)

To the Agreement and

Plan of Reorganization

SUBSIDIARY BANK PLAN OF MERGER

CARDINAL BANK

AND

THE BUSINESS BANK

Pursuant to this Plan of Merger (“Plan of Merger”), The Business Bank, a Virginia chartered bank, shall merge with and into Cardinal Bank, a Virginia chartered bank.

ARTICLE 1

Terms of the Merger

1.1                               The Merger.

Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of September 9, 2013 (the “Agreement”), between Cardinal Financial Corporation (“CFNL”) and United Financial Banking Companies, Inc. (“UFBC”), at the Effective Time (as defined herein), The Business Bank shall be merged with and into Cardinal Bank (the “Merger”) in accordance with the provisions of Virginia law and with the effect specified in Section 13.1-721 of the Virginia Stock Corporation Act.  Cardinal Bank shall be the surviving corporation in the Merger (Cardinal Bank as existing on and after the Effective Time is sometimes referred to herein as the “Continuing Bank”).  The Merger shall become effective on such date and time as specified in the Articles of Merger between Cardinal Bank and The Business Bank (the “Effective Time”).

1.2                               Articles of Incorporation; Bylaws.

The Articles of Incorporation and Bylaws of Cardinal Bank in effect immediately prior to the consummation of the Merger shall continue to remain in effect following the Effective Time until otherwise amended.

1.3.                            Conversion of Shares.

Each share of common stock of Cardinal Bank issued and outstanding immediately prior to the Effective Time shall continue unchanged as an outstanding share of common stock of the Continuing Bank, and each outstanding share of common stock of The Business Bank shall be cancelled and retired with no consideration to be issued or paid in exchange therefor.

ARTICLE 2

Board of Directors

At the Effective Time, the Board of Directors of Cardinal Bank shall consist of all of the current directors of Cardinal Bank.

B-1

ARTICLE 3

Conditions Precedent

The obligations of Cardinal Bank and The Business Bank to effect the Merger as herein provided shall be subject to the receipt of all applicable regulatory approvals and to the prior effectiveness of the merger of UFBC with and into CFNL in accordance with the Agreement.

ARTICLE 4

Termination

This Plan of Merger may be terminated at any time prior to the Effective Time by the parties hereto.

B-2

EXHIBIT 5.8

To the Agreement and

Plan of Reorganization

FORM OF AFFILIATE AGREEMENT

THIS AFFILIATE AGREEMENT (the “Agreement”), dated as of September 9, 2013, is by and among CARDINAL FINANCIAL CORPORATION, a Virginia corporation (“CFNL”), UNITED FINANCIAL BANKING COMPANIES, INC., a Virginia corporation (“UFBC”), and the undersigned stockholder of UFBC (the “Stockholder”).  All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, the Boards of Directors of CFNL and UFBC have approved a business combination of their companies through the merger (the “Merger”) of UFBC with and into CFNL pursuant to the terms and conditions of an Agreement and Plan of Reorganization, dated as of September 9, 2013, between CFNL and UFBC, and a related Plan of Merger (together referred to herein as the “Merger Agreement”);

WHEREAS, the Stockholder is the beneficial and/or registered owner of, and has the right and power to vote or direct the disposition of the number of shares of common stock, par value $1.00 per share, of UFBC (“UFBC Common Stock”) set forth opposite the Stockholder’s name on Schedule A hereto (such shares, together with all shares of UFBC Common Stock subsequently acquired by the Stockholder during the term of this Agreement, but excluding the shares of common stock described in the last sentence of Section 5(a) hereof, are referred to herein as the “Shares”); and

WHEREAS, as a condition and inducement to CFNL and UFBC entering into the Merger Agreement, the Stockholder has agreed to enter into and perform this Agreement.

NOW, THEREFORE, in consideration of the covenants, representations, warranties and agreements set forth herein and in the Merger Agreement, and other good and valuable consideration (including the merger consideration set forth in Article 2 of the Merger Agreement), the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.                                      Agreement to Vote.

During the term of this Agreement, the Stockholder agrees to vote or cause to be voted all of the Shares, and to cause any holder of record of the Shares to vote all such Shares, in person or by proxy: (i) in favor of the Merger Agreement at the UFBC Stockholders Meeting; and      (ii) against (A) any Acquisition Proposal, (B) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of UFBC under the Merger Agreement or of the Stockholder under this Agreement and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of CFNL’s or UFBC’s conditions under the Merger Agreement.

2.                                      Covenants of Stockholder.

The Stockholder covenants and agrees as follows:

(a)                                 Ownership.  The Stockholder is the beneficial and/or registered owner of the Shares as set forth opposite the Stockholder’s name on Schedule A hereto.  Except for the Stockholder’s Shares, the Stockholder is not the beneficial or registered owner of any other shares of UFBC Common Stock or rights to acquire shares of UFBC Common Stock and for which Stockholder has the right and power to vote and/or dispose.  For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(b)                                 Restrictions on Transfer.  During the term of this Agreement, the Stockholder will not sell, pledge, hypothecate, grant a security interest in, transfer or otherwise dispose of or encumber any of the Shares and will not enter into any agreement, arrangement or understanding (other than a proxy for the purpose of voting the Stockholder’s Shares in accordance with Section 1 hereof) which would during that term (i) restrict, (ii) establish a right of first refusal to, or (iii) otherwise relate to, the transfer or voting of the Shares.

(c)                                  Authority.  The Stockholder has full power, authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully the Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

(d)                                 No Breach.  None of the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, Liens (as defined in Section 2(e) below), trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or bound or to which the Shares are subject.

(e)                                  No Liens.  The Shares and the certificates representing the Shares are now, and at all times during the term of this Agreement, will be, held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all pledges, liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (each, a “Lien”), except for (i) any Liens arising hereunder, and (ii) Liens, if any, which have been disclosed on Schedule B attached hereto.

(f)                                   Consents and Approvals.  The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his or her obligations under this Agreement and the consummation by him or her of the transactions contemplated hereby will not, require the Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(g)                                  Absence of Litigation.  There is no suit, action, investigation or proceeding pending or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder or any of his or her affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of the Stockholder to perform his or her obligations hereunder or to consummate the transactions contemplated hereby.

(h)                                 No Solicitation. During the term of this Agreement, the Stockholder shall not, nor shall he or she permit any investment banker, attorney or other adviser or representative of the Stockholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

(i)                                     Statements.  The Stockholder shall not make any statement, written or oral, to the effect that he or she does not support the Merger or that other stockholders of UFBC should not support the Merger.

3.                                      No Prior Proxies.

The Stockholder represents, warrants and covenants that any proxies or voting rights previously given in respect of the Shares are revocable, and that any such proxies or voting rights are hereby irrevocably revoked.

4.                                      Certain Events.

The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise, including the Stockholder’s successors or assigns.  In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of UFBC affecting the Shares, the number of Shares subject to the terms of this Agreement shall be appropriately adjusted, and this Agreement and the obligations hereunder shall attach to any additional securities of UFBC issued to or acquired by the Stockholder.

5.                                      Capacity; Obligation to Vote.

(a)                                 This Agreement relates solely to the capacity of the Stockholder as a stockholder or other beneficial owner of the Shares and is not in any way intended to affect, prohibit or prevent the exercise by such Stockholder of his responsibilities as a director or officer of UFBC, including actions permitted to be taken in compliance with Section 5.5 of the Merger Agreement. The term “Shares” shall not include any securities beneficially owned by the Stockholder as a trustee or fiduciary, and this Agreement is not in any way intended to affect the exercise by the Stockholder of his or her fiduciary responsibility in respect of any such securities.

(b)                                 The parties hereto agree that, notwithstanding the provisions contained in   Section 1 hereof, the Stockholder shall not be obligated to vote as required in Section 1 of this Agreement in the event that (i) CFNL is in material default with respect to any covenant, representation, warranty or agreement with respect to it contained in the Merger Agreement, or (ii) UFBC is otherwise entitled to terminate the Merger Agreement.

6.                                      Term; Termination.

The term of this Agreement shall commence on the date hereof.  This Agreement shall terminate upon the earlier of (i) the Effective Time of the Merger, or (ii) termination of the Merger Agreement in accordance with Article 7 of the Merger Agreement.  Other than as provided for herein, following the termination of this Agreement, there shall be no further liabilities or obligations hereunder on the part of the Stockholder, UFBC or CFNL, or their respective officers or directors, except that nothing in this Section 6 shall relieve any party hereto from any liability for breach of this Agreement before such termination.

7.                                      Stop Transfer Order.

In furtherance of this Agreement, as soon as practicable after the date hereof, the Stockholder shall hereby authorize and instruct UFBC to instruct its transfer agent to enter a stop transfer order with respect to all of Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 6 hereof.

8.                                      Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the applicable party hereto in accordance with their specific terms or were otherwise breached.  Each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity. Each party hereto waives the posting of any bond or security in connection with any proceeding related thereto.

9.                                      Banking Relationships.

Notwithstanding any other terms and provisions of this Agreement, including Section 6, the Stockholder further covenants and agrees that (i) from the date hereof and through the effective time of the Subsidiary Bank Merger, he or she will use best efforts, subject to fiduciary duties consistent with past practices, to maintain and continue with The Business Bank such banking relationships (e.g., lending, deposit or other accounts) that the Stockholder (or affiliates thereof) currently maintains with UFBC and The Business Bank, in form and substance substantially the same as currently maintained; and (ii) after the Subsidiary Bank Merger and until the one (1) year anniversary of the Subsidiary Bank Merger, he or she will use best efforts, subject to fiduciary duties consistent with past practices, to maintain and continue with CFNL and Cardinal Bank such banking relationships that the Stockholder (or affiliates thereof) maintained with UFBC and The Business Bank prior to the Subsidiary Bank Merger.

10.                               Amendments.

This Agreement may not be modified, amended, altered or supplemented except by execution and delivery of a written agreement by the parties hereto.

11.                               Governing Law.

This Agreement shall in all respects be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

12.                               Notices.

All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight courier service as follows: (i) with respect to UFBC or CFNL, the applicable address set forth in Section 8.5 of the Merger Agreement, and (ii) with respect to the Stockholder, at the address for the Stockholder shown on the records of UFBC.

13.                               Benefit of Agreement; Assignment.

(a)                                 This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by, the parties hereto and their respective personal representatives, successors and assigns, except that the parties hereto may not transfer or assign any of their respective rights or obligations hereunder without the prior written consent of the other parties.

(b)                                 The parties hereto agree and designate The Business Bank and Cardinal Bank as third-party beneficiaries of this Agreement, with The Business Bank and Cardinal Bank each having the right to enforce the terms hereof.

14.                               Counterparts.

This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

15.                               Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof.  Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.  Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

[Signatures on following page]

IN WITNESS WHEREOF, Cardinal Financial Corporation, United Financial Banking Companies, Inc. and the Stockholder have caused this Agreement to be duly executed as of the date and year first above written.

CARDINAL FINANCIAL CORPORATION

By:
Bernard H. Clineburg
Chairman and Chief Executive Officer

UNITED FINANCIAL BANKING COMPANIES, INC.

By:
Harold C. Rauner
President and Chief Executive Officer

STOCKHOLDER

Name:

SCHEDULE A

Number of Shares

Name	Common Stock (including restricted stock)	Vested Options	Unvested Options
Robert E. Carpenter, Sr.	20,900	7,000	0
Charles S. Evans	11,500	7,000	0
Manuel V. Fernandez	174,317	7,000	0
Dennis I. Meyer	3,839	7,000	0
John R. Motz	7,661	7,000	0
Robert W. Pitts	30,845	7,000	0
Lisa M. Porter	11,797	4,000	0
Harold C. Rauner	88,359	0	0
Sharon A. Stakes	6,647	4,000	0
Jeffrey T. Valcourt	450,519	7,000	0

SCHEDULE B

Liens

EXHIBIT 5.13

To the Agreement and

Plan of Reorganization

FORM OF EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into on September 9, 2013 and shall be effective as of the Effective Date stated below, by and between CARDINAL BANK (“Cardinal Bank”) and Harold C. Rauner (“you” and all similar references) (collectively, the “parties”).

INTRODUCTION

WHEREAS, Cardinal Bank is a subsidiary of Cardinal Financial Corporation (the “Company”);

WHEREAS, the Company and United Financial Banking Companies, Inc., a Virginia corporation (“UFBC”), have entered into the Agreement and Plan of Reorganization dated September 9, 2013 (as amended from time to time, the “Reorganization Agreement”), under which UFBC will merge with and into the Company, with the Company being the surviving corporation (the “Merger”) and thereafter, The Business Bank, a direct wholly-owned banking subsidiary of UFBC, will merge with and into Cardinal Bank after the Merger, with Cardinal Bank being the surviving bank (the “Bank Charter Consolidation”);

WHEREAS, you and Cardinal Bank have agreed that upon the consummation of the Bank Charter Consolidation, you shall become an employee of Cardinal Bank under the terms and conditions set forth herein; and

WHEREAS, the parties desire to memorialize the terms and conditions of your employment.

NOW THEREFORE, in consideration of the promises and obligations by and between the parties under this Agreement, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

TERMS

1.             Position, Title, Compensation and Benefits.

a.              Your position, title, compensation and benefits are outlined on Exhibit A, attached hereto.

b.              Your initial base salary will be at the annualized rate set forth in Exhibit A, less required and authorized withholding and deductions, payable in installments in accordance with Cardinal Bank’s normal payroll practices. You will be eligible for an annual merit increase, performance bonus, and stock option grants on the same basis as other similarly situated Cardinal Bank Officers and subject to the terms of any applicable compensation, bonus and stock plans.

c.               You will be eligible to participate on the same basis as similarly situated Officers in the Company’s benefit plans, including its 401(k) Plan and medical benefit plans in effect from time to time during your employment.  All matters of eligibility for coverage or benefits under any benefit plan will be determined in accordance with the provisions of such plan.  The Company or Cardinal Bank may change, alter, or terminate any benefit plan in its sole discretion. Your employment will also be subject to Cardinal Bank’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Cardinal Bank’s sole discretion.

2.              Contract Term. The Effective Date of this Agreement will be the effective date of the Merger. The term of this Agreement shall commence on the Effective Date and shall continue from that date for three (3) years unless terminated prior thereto by either Cardinal Bank or you as provided in Section 4.  If the parties do not wish to renew this Agreement when it expires at the end of the initial term or any renewal hereof as hereinafter provided or if either of the parties wishes to renew this Agreement on different terms than those contained herein, Cardinal Bank or you shall give written notice of such intent to the other party at least six (6) months prior to the expiration date. In the absence of such notice, this Agreement shall be renewed on the same terms and conditions contained herein for one year from the date of expiration of the initial term and each renewal thereof, up to a maximum of two (2) additional years.  The parties expressly agree that designation of a term and renewal provisions in this Agreement does not in any way limit the right of the parties to terminate this Agreement at any time as hereinafter provided. References herein to the term of this Agreement shall refer both to the initial term and any successive term as the context requires.  If Cardinal Bank gives notice of nonrenewal of this Agreement effective at the expiration of the initial term or the first renewal thereof, then you will be entitled to benefits under the terms of Section 4.b of this Agreement. You will not be entitled to benefits under Section 4.b of this Agreement if the Agreement expires five (5) years after the Effective Date.

3.              Prohibition on Competition.

a.              Prohibition on Competition.  During the term of this Agreement and, after the termination of your employment by Cardinal Bank without Cause at any time or the termination of your employment by you for Good Reason (as defined below) pursuant to Section 4.c(ii) at any time, for the period during which you are receiving payments under Section 4.b(i) or 4.c.(ii), you shall not render or perform competing banking and/or financial services within twenty-five (25) miles from any Cardinal Bank location.  This provision shall not be construed to prevent you from obtaining employment in the banking and/or financial services industries provided your new endeavor does not violate the above-stated prohibition.

b.              Covenant Not to Solicit Clients or Prospective Clients.  During the term of this Agreement, and for a period of twelve (12) months from the date of the termination of your employment for any reason, you agree not to contact any Client or Prospective Client of Cardinal Bank with whom you have had any contact on behalf of Cardinal Bank to perform or render banking and/or financial services.  This provision shall not be construed to prevent you from contacting clients with whom you have not had any contact during the term of this Agreement or from contacting clients during the term of this Agreement in connection with the performance of your duties for Cardinal Bank hereunder.

(i)             For the purpose of this Agreement, “Client” means any entity for which Cardinal Bank has performed banking and/or financial services within the twelve (12) months prior to your termination date with whom you have had any contact.  For the first twelve (12) months after the Effective Date, “Client” also means any entity for which UFBC has performed banking and/or financial services within twelve (12) months prior to the Effective Date.  “Prospective Client” means any entity that is not a Client but with respect to whom, within twelve (12) months prior to your termination date, you conducted, prepared, submitted (or assisted or supervised such conduct) any client development work product or marketing efforts on behalf of Cardinal Bank.  For the first six (6) months after the Effective Date, “Prospective Client” also means any entity for which any client development work product or marketing efforts was done on behalf of UFBC within twelve (12) months prior to the Effective Date.

c.               Restriction on the Solicitation of Cardinal Bank’s Employees.  During the term of this Agreement and for a period of twelve (12) months from the date of the termination of your employment for any reason, you agree not to attempt to induce any Cardinal Bank employee to terminate his or her employment, or to seek or accept any employment with any other business entity that performs banking and/or financial services.

4.              Termination of Employment Relationship.  Your employment relationship with Cardinal Bank may be terminated by either party subject to the notice provision addressed below.

a.              Cardinal Bank may terminate your employment for Cause effective immediately upon written notice.  In the event that Cardinal Bank terminates your employment for Cause, you will be entitled to earned and unpaid base salary and payment for any earned and unused vacation days through the last date of your employment.

(i)             For the purpose of this Agreement, “Cause” means any of the following conduct by you: (i) embezzlement, misappropriation of corporate funds or other material acts of dishonesty; (ii) commission or conviction of any felony or entry of a plea of guilty or nolo contendere to any felony; (iii) material failure to adhere to Cardinal Bank’s corporate codes, policies or procedures; (iv) insubordination or any act of gross misconduct.  “Cause” shall also mean the revocation by any applicable regulatory authority of the necessary approvals for you to serve in your position with Cardinal Bank.

b.              Cardinal Bank may terminate this agreement for any reason with thirty (30) days prior notice, pursuant to Section 10 below, to the other party.

(i)             In the event your employment is terminated pursuant to this section 4.b or, to the extent provided in Section 2, not renewed by Cardinal Bank, Cardinal Bank shall pay you all earned and unpaid base salary through your last day of employment and payment for any earned and unused vacation days.  Additionally, (x) Cardinal Bank shall pay you your base salary at the then current rate for the period from your last day of employment through the then current expiration time of this Agreement, commencing sixty (60) days from your last day of employment (such applicable period is referred to as the “Severance Period”), less applicable withholdings and deductions, on Cardinal Bank’s regular payroll dates; and (y) if you are participating in the Company’s group health insurance plans on the effective date of termination, and you timely elect and remain eligible for continued coverage under COBRA, or, if applicable, state insurance laws, Cardinal Bank shall pay that portion of your COBRA premiums that Cardinal Bank was paying prior to the effective date of termination for the Severance Period or for the continuation period for which you are eligible, whichever is shorter. Cardinal Bank’s COBRA premium payment obligation will end immediately if you obtain health care insurance from any other source during the Severance Period.  Notwithstanding item (x) of this subsection, above, to the extent required because you are a “specified employee” for purposes of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), on the date of your termination, the payments described in such item (x) will commence on the first day of the month following the six-month anniversary of your date of termination, with the first payment to include amounts required to be delayed under this sentence.  Interest shall accrue from the date amounts would have been paid absent the required delay, at the Prime Rate of Interest in effect on your date of termination and as reported in the Wall Street Journal. The six month delay  described in this section shall only apply to the extent the exemption from Code Section 409A for certain amounts payable solely on an involuntary separation from service is not available.  The exemption is available if amounts payable do not exceed two times the lesser of (a) your annual rate of pay for the year prior to the year of the separation from service or (b) the 401(a)(17) limit for the year of the separation from service.

(ii)          The benefits provided to you pursuant to this Section 4.b are in lieu of, and not in addition to, any benefits to which you may otherwise be entitled under any Company or Cardinal Bank severance plan, policy or program.

c.               You may voluntarily terminate your employment with Cardinal Bank upon thirty (30) days prior written notice directed to the Company’s Chairman, President and Chief Executive Officer (“CEO”).  The Chairman, President and CEO, in his sole capacity may waive this notice requirement.

(i)             If your employment is terminated by you under this Section 4.c other than for Good Reason (which for purposes of this Section 4.c shall mean Good Reason as defined in Section 4.h of this Agreement), then Cardinal Bank shall pay your accrued salary through the date of termination and payment for any earned and unused vacation days and thereafter have no further obligation to pay compensation to you.

(ii)          If your employment is terminated by you under this Section 4.c for Good Reason, as defined for purposes of this Section, then Cardinal Bank shall pay you the amounts provided in Section 4(b)(i).

d.              In the event of your death, your employment will terminate as of the date of death. If your employment is terminated by reason of your death, then Cardinal Bank shall pay your accrued salary through the date of termination and payment for any earned and unused vacation days; and your base salary at the then current rate for the period from the date of death through the then current expiration time of this Agreement, and thereafter have no further obligation to pay compensation to you. The entitlement of any of your beneficiaries to benefits under any Company benefit plan shall be determined in accordance with applicable law and the provisions of such plan.

e.               Subject to applicable state and federal law, Cardinal Bank shall at all times have the right, upon written notice to you, to terminate this Agreement based on your Disability (as defined below).  Termination by Cardinal Bank of your employment based on “Disability” shall mean termination because you are unable due to a physical or mental condition to perform the essential functions of your position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period.  This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event your employment is terminated based on your Disability, Cardinal Bank shall pay your accrued salary through the date of termination and payment for any earned and unused vacation days; and thereafter have no further obligation to pay compensation to you. The entitlement of any of your beneficiaries to benefits under any Company benefit plan shall be determined in accordance with applicable law and the provisions of such plan.

f.                Regardless of the basis of your termination of employment, you agree to provide all assistance requested by Cardinal Bank in transitioning your duties, responsibilities, and client and other Cardinal Bank relationships to other Cardinal Bank personnel, both during your employment and after your termination or resignation. The level of services requested following termination will remain below the level that would result in a postponement of your “separation from service,” within the meaning of Treasury Regulations under Code section 409A, beyond the date of your termination of employment.

g.              You shall not receive any of the benefits pursuant to Section 4.b.(i) or 4.c.(ii) unless you execute a general release in favor of Cardinal Bank, in a form acceptable to Cardinal Bank (the “Release”) within sixty (60) days of your last day of employment and the Release becomes effective and can no longer be revoked by you under its terms.  Your ability to receive benefits pursuant to Section 4.b(i) is further conditioned upon your: returning all Company property; complying with your post termination obligations under this Agreement; and complying with the Release including without limitation any non-disparagement and confidentiality provisions contained therein you execute.

h.              For the purpose of this Agreement, “Good Reason” means any of the following, provided you give written notice of the Good Reason condition(s) described in (i) — (iii) to Cardinal Bank or its successor within ninety (90) days of the initial existence of the condition(s), and Cardinal Bank or its successor has not cured such condition(s) within thirty (30) days of your notice:

(i)             A material diminution in:

1.              Your base compensation; or

2.              Your authority, duties or responsibilities.

(ii)          A material change in the geographic location at which you are required to perform services; or

(iii)       Any other change to your employment by Cardinal or its successor that would constitute a material breach of this Agreement.

5.              Assignment and Survival.   The rights and obligations of Cardinal Bank under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of Cardinal Bank.  Your rights and obligations are personal, and may not be assigned or delegated without the Company’s proper written consent.  The Agreement shall continue despite any liquidation or dissolution of Cardinal Bank.

6.              Severability.  If any provision of this Agreement is held invalid or unenforceable for any reason, the invalidity shall not nullify the validity of the remaining provisions of this Agreement.  If any provision of this Agreement is determined by a court or arbitration tribunal to be overly broad in duration, geographical coverage or scope, or unenforceable for any other reason, such provision will be narrowed so that it will be enforced as much as permitted by law.

7.              Choice of Law.  This Agreement shall be governed by the laws of the Commonwealth of Virginia.  You and Cardinal Bank consent to the jurisdiction and venue of any state or federal court in the Commonwealth of Virginia and agree that any permitted lawsuit may be brought to such courts or other court of competent jurisdiction.  Each party hereby waives, releases and agrees not to assert, and agrees to cause its affiliates to waive, release and not assert, any rights such party or its affiliates may have under any foreign law or regulation that would be inconsistent with the terms of this Agreement as governed by Virginia law.

8.              Waiver.  Any party’s waiver of any other party’s breach of any provision of this Agreement shall not waive any other right or any future breaches of the same or any other provision.

9.              Notices.  Any notices, requests, demands or other communications provided for in this Agreement shall be in writing and shall be given either manually or by registered or certified mail.  Either party may, by written notice to the other party, change their address for receipt of such notice.

If to the Cardinal Bank:

Bernard H. Clineburg

Chairman and CEO

Cardinal Financial Corporation

8270 Greensboro Drive

Suite 500

McLean, VA22102

If to the Employee: Home address on file.

10.       Entire Agreement.  This Agreement is the entire agreement between you and Cardinal regarding these matters and supersedes any verbal and written agreements on such matters.  This Agreement may be modified only by written agreement signed by you and the CEO or his or her express designee.  All Section headings are for convenience only and do not modify or restrict any of this Agreement’s terms.

11.       Counterparts.  For convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes.

12.       Code Section 409A.  Any benefit, payment or other right provided by this Agreement shall be provided and made in a manner, and at such time, and in such form, as complies with the applicable requirements of Code section 409A to avoid a plan failure described in Code section 409A(a)(1), including without limitation, deferring payment until the occurrence of a specified payment event described in Code section 409A(a)(2).  Notwithstanding any other provision hereof or document pertaining hereto, this Agreement shall be so construed and interpreted.

The parties state that they have read, understood and agree to be bound by this Agreement and that they have had the opportunity to seek the advice of legal counsel before signing it and have either sought such counsel or have voluntarily decided not to do so:

CARDINAL BANK		EMPLOYEE

By:
(Signature)

Its:
	(Title)		(Print Employee’s Full Name)

Dated:		Dated:

EXHIBIT A

Title	Regional President, Cardinal Bank

Base Salary	$250,000 per year

Deferred Compensation	Participation in the Cardinal Financial Corporation Executive Deferred Income Plan, including eligibility for matching contributions in CFNL stock of 50% of the first $100,000 deferred annually

Incentives	Eligible for annual bonus

Stock Grants	Initial grant of 25,000 stock options upon Effective Date. These Options will vest in 3 equal annual installments, commencing on date of grant; Options will be ISOs to the extent possible.

Eligibility for annual stock awards

Vacation	Vacation and leave as provided for other similarly situated executive officers, but in any event no less than four weeks of vacation

Car	Ownership of the existing car you use will be transferred to you. You will receive mileage reimbursement consistent with similarly situated executive officers

Office and Support	Suitable office space and office support, including the services of an executive assistant

Club Memberships	Suitable club memberships reasonably required for the conduct of your duties in the ordinary course, including The Tower Club